Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

STARPOINT, LIMITED PARTNERSHIP,

a Pennsylvania limited partnership,

CABLE SENTRY CORPORATION,

a Florida corporation,

CORAL SECURITY, INC.,

a Florida corporation,

WESTVIEW SECURITY, INC.,

a Florida corporation,

as Sellers,

ADELPHIA COMMUNICATIONS CORPORATION,

a Delaware corporation,

and

DEVCON SECURITY SERVICES CORP.,

a Florida corporation,

as Purchaser

Dated as of January 21, 2005

5.14	Title to Property and Assets	29
5.15	Insurance	30
5.16	Environmental Matters	30
5.17	Alarm Systems and Alarm Accounts.	30
5.18	Bulk and Commercial Agreements; Customer Agreements.	31

Section 6.	Representations and Warranties of Purchaser	31
6.1	Organization and Authority	31
6.2	Execution and Delivery	31
6.3	No Conflicts	32
6.4	Governmental Approvals and Filings	32
6.5	Brokers	32
6.6	Financial Capacity	32
6.7	NO OTHER REPRESENTATIONS	32
6.8	Insider Relationship	33

Section 7.	Pre-Closing Covenants of Sellers	33
7.1	Conduct of Business	33
7.2	Filings and Approvals	34
7.3	Commercially Reasonable Efforts	34
7.4	Reporting Requirements	34

Section 8.	Pre-Closing Covenants of Purchaser	35
8.1	Confidentiality	35
8.2	Control of the Business	35
8.3	Commercially Reasonable Efforts	35

Section 9.	Other Agreements	35
9.1	Further Assurances	35
9.2	Access to Records After Closing	36
9.3	Employee Benefits Matters	36
9.4	Tax Matters	39
9.5	Use of Adelphia Trademarks	40
9.6	Circle Arbitration Matters	40
9.7	Conduct of Business	41
9.8	Customer Transition Matters	41

Section 10.	Conditions to Obligation of Purchaser to Close	42
10.1	Accuracy of Representations and Warranties	42
10.2	Performance	42
10.3	Additional Documents	42
10.4	No Injunction; Sale Order is Final	42

Section 11.	Conditions to Obligation of Sellers to Close	43
11.1	Accuracy of Representations and Warranties	43
11.2	Performance	43

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11.3	Additional Documents	43
11.4	No Injunction; Sale Order is Final	43

Section 12.	Indemnification	43
12.1	Indemnification by Sellers.	43
12.2	Indemnification by Purchaser	45

Section 13.	Termination of Agreement	45
13.1	Right to Terminate Agreement	45
13.2	Termination Procedures	46
13.3	Effect of Termination	46

Section 14.	Miscellaneous Provisions	47
14.1	Expenses	47
14.2	Publicity	47
14.3	Governing Law	47
14.4	Jurisdiction	47
14.5	Time of the Essence	47
14.6	Notices	47
14.7	Table of Contents and Headings	48
14.8	Assignment	48
14.9	Parties in Interest	49
14.10	Severability	49
14.11	Entire Agreement	49
14.12	Waiver	49
14.13	Amendments	49
14.14	Interpretation of Agreement	49
14.15	Counterparts	49
14.16	Damages	50
14.17	Survival of Representations and Warranties	50
14.18	Risk of Loss	50
14.19	Bankruptcy Court Approval	50

EXHIBITS

Exhibit A	Form of Assignment, Sale and Assumption Agreement
Exhibit B:	Form of Bill of Sale
Exhibit C:	Procedures Order (Docket No. 6657)
Exhibit D:	Form of Sale Order
Exhibit E:	Form of License Agreement
Exhibit F:	Form of Closing Escrow Agreement
Exhibit G:	[Reserved]
Exhibit H:	Form of New York Lease
Exhibit I:	Form of Florida Lease
Exhibit J:	Form of Vehicle Lease Agreement

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SCHEDULES

Schedule 1.1 – Taxes

Schedule 2.1 – Permitted Liens

Schedule 2.1(a) – Bulk and Commercial Agreements

Schedule 2.1(c) – Old Inventory

Schedule 2.1(d) – Owned Equipment

Schedule 2.1(e) – Leased Equipment

Schedule 2.1(f) – Real Property Agreements

Schedule 2.1(g) – Vendor Agreements

Schedule 2.1(h) –Prepaid Expenses

Schedule 2.1(j) – Work in Progress

Schedule 2.1(o) – Licenses and Permits

Schedule 2.2(e) – Excluded Contracts

Schedule 2.2(m) – Excluded Equipment

Schedule 2.2(n) – Leased Vehicles

Schedule 2.2(o) – Excluded Software

Schedule 2.3(b) – Pre-petition Payables

Schedule 2.5(b) – New Inventory

Schedule 2.5(c) – Initial Estimated Purchase Price

Schedule 2.5(d) – Net Non-Cash Working Capital

Schedule 2.5(h) – Aged Accounts Payable

Schedule 2.6 – Allocation of Purchase Price

Schedule 5.3(c) – No Conflicts

Schedule 5.4 – Required Governmental Approvals and Filings

Schedule 5.7 – Compliance with Laws; Litigation

Schedule 5.9 – Material Contracts of Sellers

Schedule 5.10 – Large Customer Agreements

Schedule 5.11 – Financial Information

Schedule 5.13 – Employees and Employee Benefit Plans

Schedule 5.15 – Insurance Policies

Schedule 5.16 – Environmental Matters

Schedule 5.17 – Alarm Systems and Alarm Accounts

Schedule 7.4(c) – New or Amended Bulk and Commercial Agreements

Schedule 9.3 – Offered Employees

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 21, 2005, by and among Devcon Security Services Corp., a Florida corporation, or its designee (“Purchaser”), Starpoint, Limited Partnership, a Pennsylvania limited partnership (“Starpoint”), Cable Sentry Corporation, a Florida corporation (“Cable Sentry”), Coral Security, Inc., a Florida corporation (“Coral”), and Westview Security, Inc., a Florida corporation (“Westview”) (each of Starpoint, Cable Sentry, Coral and Westview, a “Seller” and collectively, “Sellers”) and Adelphia Communications Corporation, a Delaware corporation (“Adelphia”).

RECITALS

A. On June 25, 2002, Adelphia and certain of its Affiliates, including Sellers, filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (such proceedings being jointly administered under Case No. 02-41729 are hereinafter referred to as the “Chapter 11 Cases”).

B. Each Seller and Adelphia continue to operate its respective businesses and manage its respective properties as a debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

C. Purchaser wishes to purchase all of the Purchased Assets from Sellers on the terms set forth in this Agreement.

D. For U.S. federal income tax purposes Starpoint is treated as a division of ACC Operations, Inc., a Delaware corporation (“ACC Operations”), and the transactions contemplated by this Agreement will be treated as a sale of assets by ACC Operations, Cable Sentry, Coral, and Westview.

E. The parties desire to consummate the transactions contemplated by this Agreement as promptly as practicable after the Bankruptcy Court enters an order approving such transactions.

F. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

AGREEMENT

In consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Sellers and Adelphia agree as follows:

Section 1. Defined Terms.

1.1 Definitions. For purposes of this Agreement (including the Disclosure Schedule) the following terms shall have the meanings ascribed to them in this Section 1.1:

“Accepting Employees” shall have the meaning specified in Section 9.3(d).

“ACC Operations” shall have the meaning specified in the recitals to this Agreement.

“Accrued Benefits Liabilities” shall mean the dollar amount of all earned vacation, sick pay or personal day pay (including any and all amounts carried over from preceding years) earned, but not taken by Accepting Employees up through and including the Closing Date.

“Adelphia” shall have the meaning specified in the recitals to this Agreement.

“Adelphia 401(k) Plan” shall mean the Adelphia Communications Corporation 401(k) Plan.

“Adelphia Marks” shall have the meaning specified in Section 9.5.

“Adelphia Severance Plan” shall mean the Adelphia Communications Corporation Severance Plan effective March 28, 2003, as amended and approved by the Bankruptcy Court on September 21, 2004.

“Adjusted Accounts Receivable” shall mean the product of (i) 90% multiplied by (ii) all rights of Sellers to payment for goods sold or leased, or for services rendered, and shall include all notes and other instruments or obligations arising out of, or evidencing or representing the right to payment for such goods sold or leased, or services rendered by any of the Sellers, which rights to payment are (x) not outstanding more than 120 days from the date of the invoice therefor (y) not subject to any right of set-off, recoupment or other defense and (z) for purposes hereof, not otherwise decreased by the Sellers’ bad debt reserve.

“Adjustment Date” shall have the meaning specified in Section 2.5(e).

“Affiliates” shall mean, with respect to any specified Person, any Person that (directly or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with, the specified Person.

“Aged Accounts Payable” shall mean amount, if any, of Sellers’ accounts payable (excluding Pre-petition Payables) incurred in the ordinary course of business that as of the two Business Days before the Scheduled Closing Date are (i) aged more than 45 days from the date of original invoice and (ii) not subject to a reasonably documented bona fide dispute made by Sellers in good faith, as set forth on Schedule 2.5(h) to be delivered by Sellers to Purchaser two Business Days before the Scheduled Closing Date.

“Agreement” shall have the meaning specified in the introductory paragraph to this Agreement.

“Allocation” shall have the meaning specified in Section 2.6.

“Annual Financial Statements” shall have the meaning specified in Section 5.11(a).

“Apportioned Taxes” shall have the meaning specified in Section 9.4(d).

“Approvals” shall mean all filings, consents, authorizations and approvals required or contemplated to be obtained in connection with the transactions contemplated hereby, including, without limitation, any consents and approvals from state and federal regulatory agencies, required corporate approvals of each Seller, and entry of the Sale Order by the Bankruptcy Court.

“Assignment, Sale and Assumption Agreement” shall mean the Assignment, Sale and Assumption Agreement in the form of Exhibit A hereto (pursuant to which Purchaser shall be assigned and shall assume the Assumed Agreements as herein contemplated).

“Assumed Agreements” shall mean the Bulk and Commercial Agreements, the Customer Agreements, the Real Property Agreements, the Vendor Agreements and the Third Party Monitoring Agreements; provided that “Assumed Agreements” does not include Excluded Contracts.

“Assumed Liabilities” shall have the meaning specified in Section 2.3.

“Auction” shall mean the auction contemplated by the Procedures Order.

“Auditor” shall have the meaning specified in Section 2.5(f).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” shall have the meaning specified in the recitals to this Agreement.

“Bill of Sale” shall mean the Bill of Sale substantially in the form of Exhibit B hereto.

“Bulk and Commercial Agreements” shall mean the alarm lease, maintenance, repair, service and monitoring agreements (covering multiple locations) between Sellers and their bulk and commercial customers in effect on the Closing Date, including, without limitation, those described on Schedule 2.1(a) hereto which are in effect as of November 19, 2004.

“Business” shall mean any and all security alarm businesses owned, leased, managed or otherwise operated or conducted by any of Sellers in the states of New York, Pennsylvania and Florida.

“Business Day” shall mean any day other than a Saturday, Sunday or a day in which banks in Florida are not open for business.

“Cable Sentry” shall have the meaning specified above in the introductory paragraph to this Agreement.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

“Chapter 11 Cases” shall have the meaning specified in the recitals to this Agreement.

“Circle Arbitration” shall mean that certain arbitration matter involving Starpoint and referred to as Circle Acquisitions, Inc. v. Starpoint, Limited Partnership, AAA Case No. 32 181 00029 01.

“Closing” shall have the meaning specified in Section 4.1.

“Closing Date” shall mean the time and date on which the Closing actually takes place.

“Closing Escrow Agreement” shall mean the Escrow Agreement dated as of the Closing Date among Sellers, Purchaser and Escrow Agent in substantially the form of Exhibit F, with such changes as Escrow Agent may reasonably request.

“Closing Holdback” shall have the meaning specified in Section 2.5(h).

“Closing Holdback Deposit” shall have the meaning specified in Section 2.5(h).

“COBRA” shall mean Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608 of ERISA.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

“Confidentiality Agreement” shall mean the letter agreement, dated May 11, 2004, between Royal Palm Capital Partners and Adelphia concerning maintenance of confidentiality during Purchaser’s due diligence review of the Business.

“Control” (including the terms “controlled by” or is “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Coral” shall have the meaning specified above in the introductory paragraph to this Agreement.

“Cure” shall mean the act of paying or the amount necessary to pay to a contract counter party under any Assumed Agreement as and to the extent necessary to satisfy the requirements to cure, or provide adequate assurance of prompt cure of, defaults and actual pecuniary losses under section 365 of the Bankruptcy Code, as determined by the Bankruptcy Court.

“Current Liabilities” shall mean current liabilities within the meaning of GAAP incurred in the ordinary course of the operation of the Business, excluding the current portion of any long term indebtedness (and without reference to the definition of “Liabilities” set forth below).

“Customer Agreements” shall mean all of the alarm lease, maintenance, repair, service and monitoring agreements with Sellers’ individual residential and commercial customers in effect on the Closing Date.

“Defaulting RMR” shall mean revenue attributed to customers that was Performing RMR as of the Closing Date (without regard to the deduction contemplated by clause (G) thereof) but that is not Performing RMR (without regard to the deduction contemplated by clause (G) thereof) as of the Adjustment Date. For purposes hereof, “revenue” shall be measured without regard to any rate increases imposed in respect of monitoring services provided after September 30, 2004.

“Deposit” shall have the meaning specified in Section 2.7.

“Disclosure Schedule” shall mean that certain Disclosure Schedule attached to the Agreement. The contents of each of the contracts and other documents referred to in the Disclosure Schedule shall be deemed to be incorporated and referred to in the Disclosure Schedule as though set forth in full therein.

“Discounted RMR” shall have the meaning specified in Section 5.18.

“Employee Benefit Plan” shall mean any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation, severance, separation, change of control or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA in respect of or for the benefit of any employee, former employee or director of Sellers and their eligible dependents and beneficiaries or with respect to which Sellers have any liability.

“Employee on Leave” shall have the meaning specified in Section 9.3(a).

“Encumbered Large Customer Agreement” shall have the meaning specified in Section 2.9(a).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, Cure claim or obligation, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) and any other right of a third party, other than Permitted Liens.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal and any other environmental medium or natural resource.

“Environmental Law” shall mean any Legal Requirement or Order that has competent jurisdiction over matters relating to the protection of human health or the Environment, the use, storage, handling, release or disposal of any Hazardous Substance or the disposal, use, reuse or recycling of solid and hazardous wastes, including, by way of example and not limitation, CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” shall mean JP Morgan Chase Bank.

“Estimated Purchase Price” shall have the meaning specified in Section 2.5(d).

“Excluded Assets” shall have the meaning specified in Section 2.2.

“Excluded Contracts” shall mean all contracts that are identified on Schedule 2.2(e) hereto and those Bulk and Commercial Agreements entered into or amended by Sellers after November 19, 2004 other than in the ordinary course of business that Purchaser designates in writing to Sellers at least two Business Days prior to the Scheduled Closing Date as being “Excluded Contracts”.

“Excluded Equipment” shall mean (i) the equipment that is owned by Sellers and for a period of not less than 90 consecutive days prior to the date of this Agreement was used by employees of Adelphia or any of its Affiliates exclusively in providing support and ancillary services to the operation of businesses other than the Business, as more particularly specified on Schedule 2.2(m)(i); and (ii) the equipment not owned by Sellers and used by employees of Sellers, Adelphia or any of its Affiliates in providing support and ancillary services to the Business and the Sellers, as more particularly specified on Schedule 2.2(m)(ii).

“Excluded Liabilities” shall mean any and all liabilities or obligations of Sellers, or any of them, of any kind or nature, whether known or unknown, fixed, contingent or otherwise, recorded or unrecorded, and whether arising before or after the Closing, including, without limitation, all direct and indirect reorganization expenses, whether or not related to an Encumbrance, other than the Assumed Liabilities. Without limiting the foregoing, the Excluded Liabilities shall include those liabilities described in Section 2.4 below.

“Excluded Software” shall mean software that is not transferable under the terms of the applicable software license agreement, as more particularly described on Schedule 2.2(o).

“Excluded Subsidiary Stock” shall mean the capital stock of any direct or indirect Subsidiary of Starpoint.

“FMLA” shall mean the Family and Medical Leave Act of 1993 and the rules and regulations promulgated thereunder.

“Final Purchase Price” shall have the meaning specified in Section 2.5(e).

“Financial Statements” shall have the meaning specified in Section 5.11(a).

“Florida Lease” shall mean the Office Lease Agreement (Florida Properties) dated as of the Closing Date in substantially the form of Exhibit I hereto.

“GAAP” shall mean accounting principles which are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and other recognized accounting and financial principle setting bodies, in effect from time to time, (b) applied on a basis consistent with prior periods, and (c) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to base an opinion as to financial statements in which such principles have been properly applied.

“Governmental Body” shall mean any nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; any federal, state, local, municipal, foreign or other government; any governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); any multi-national organization or body; or and individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Group Health Plan” shall have the meaning specified in Section 5000(b)(1) of the Code.

“Hazardous Substance” shall mean any pollutant, contaminant, toxic or hazardous substance that is known to cause or may cause injury to human health or the Environment, including, but not limited to, asbestos containing materials, polychlorinated biphenyls and ozone depleting substances.

“Indemnification Holdback Amount” shall have the meaning specified in Section 12.1(b).

“Indemnification Termination Date” shall have the meaning specified in Section 12.1(d).

“Initial Estimated Purchase Price” shall have the meaning specified in Section 2.5(c).

“Innova Agreement” shall mean that certain Asset Purchase Agreement, dated as of November 19, 2004, as amended to date, by and among Innova Security Solutions, LLC, or its designee (“Innova”), Sellers and Adelphia.

“Insider” shall have the meaning specified in Section 6.8.

“Insurer” shall have the meaning specified in Section 9.3(l).

“Interim Financial Statements” shall have the meaning specified in Section 5.11(a).

“Inventory” shall mean the Old Inventory and the New Inventory.

“Large Customer Agreements” shall have the meaning specified in Section 5.10(a).

“Large Customer Agreement Escrow” shall have the meaning specified in Section 2.9.

“Leased Equipment” shall mean the equipment leased by the Sellers (including pursuant to capital leases) and used in the operation of the Business set forth on Schedule 2.1(e) hereto.

“Leased Vehicles” shall mean the vehicles used by Sellers in the Business and leased by Adelphia or an Affiliate under a master leasing arrangement set forth on Schedule 2.2(n) hereto.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” shall mean any debt, obligation, duty or liability of any nature (whether or not reduced to an Order and whether liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, known, unknown, disclosed, undisclosed, accrued, unaccrued, asserted, unasserted, direct, indirect, primary or secondary, conditional, implied, vicarious, derivative, joint or several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“License Agreement” shall have the meaning specified in Section 9.5.

“Losses” shall have the meaning specified in Section 12.1(a).

“M&A Qualified Beneficiary” shall have the meaning specified in Treasury Regulation Section 54.4980B-9.

“Material Adverse Change” shall mean an adverse change in or with respect to the condition (financial or otherwise), assets or liabilities of Sellers comprising the Purchased Assets and the Assumed Liabilities, taken as a whole that, either individually or in the aggregate with all other such changes, equals or exceeds $2.5 million; other than any event, change, circumstance or effect relating to (a) the economy or financial markets in general, (b) changes in general in the industries in which any Seller operates, (c) changes in applicable law or in GAAP, (d) the announcement of this Agreement or the transactions contemplated hereby or (e) taking of any actions contemplated by this Agreement.

“Matter” shall mean any claim, demand, dispute, action, suit, motion examination, audit, Proceeding, investigation, inquiry or other similar matter.

“Net Non-Cash Working Capital” shall have the meaning set forth in Section 2.5(b).

“New Inventory” shall mean all of Sellers’ supplies, equipment, and spare parts necessary or useful for day-to-day maintenance and repair acquired on or after November 1, 2004, that has not been depleted or consumed as of the Scheduled Closing Date, which shall be identified by dollar value at each of Sellers’ locations or on Sellers’ vehicles on Schedule 2.5(b). Schedule 2.5(b) shall be delivered by Sellers to Purchaser five Business Days prior to the Scheduled Closing Date.

“New York Lease” shall mean the Office Lease Agreement (New York Property) dated as of the Closing Date in substantially the form of Exhibit H hereto.

“Objection Notice” shall have the meaning specified in Section 2.5(f).

“Offered Employees” shall have the meaning specified in Section 9.3(a).

“Old Inventory” shall mean all of Sellers’ supplies, equipment, and spare parts necessary or useful for day-to-day maintenance and repair acquired on or before October 31, 2004 that is reflected on Sellers’ October 31, 2004 balance sheet and which shall be identified by dollar value at each of Sellers’ locations or on Sellers’ vehicles on Schedule 2.1(c) hereto.

“Order” shall mean any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or may in the future be issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or any contract with any Governmental Body that is, has been or may in the future be entered into in connection with any Proceeding.

“Owned Equipment” shall mean the central station equipment, alarm systems, closed circuit television, and access control equipment, electronic alarm equipment, alarm test equipment, machinery, tools, computers, and related software, whether or not integrated therein, office equipment and furnishings, additions, accessories, related warranties and other tangible personal property, owned by Sellers, including without limitation, all such items designated as “Owned Equipment” on Schedule 2.1(d) hereto.

“Performing RMR” shall mean the amount of recurring monthly revenue (net of any communication, utility company or third-party pass-through charges, such as AlarmNet, assessments, customer discounts or the taxes paid by Sellers as set forth on Schedule 1.1) of the Business (after taking into account whether such customers are billed quarterly, annually or otherwise) derived solely from Bulk and Commercial Agreements and Customer Agreements in full force and effect as of the Closing Date. For purposes hereof “Performing RMR” does not include any of the following revenue: (A) revenue from customers who have balances of recurring monthly charges owed to Sellers greater than $20.00 and whose balances are 105 days or greater past due from the invoice date (except that recurring monthly revenue that otherwise satisfies the definition of Performing RMR as set forth in the first sentence of this paragraph received from customers that in the ordinary course of business have regularly and consistently paid their accounts after 105 days but within 135 days of the invoice date shall be considered Performing RMR for purposes hereof); (B) revenue that relates to installation purchase payments or one-time assessment charges; (C) revenue from customers from whom Sellers have received, or to whom Sellers have delivered or, in the ordinary course of the operation of the Business consistent with past practices, should have delivered, notice (whether written or oral) of a pending cancellation; (D) Third Party Monitoring RMR; (E) revenue from customers who were added or retained since June 30, 2004 as a result of extraordinary marketing efforts, including changes in underwriting criteria, or an amnesty program; (F) revenue in excess of $21,815 in the aggregate resulting from price increases implemented since June 30, 2004; (G) Defaulting RMR; (H) reimbursement for or prepayment of private line telephone line pass-through charges associated with any monitored account (provided however, that telephone or other similar charges incurred for the operation of the Business which are not pass-through charges to Sellers’ customers shall not be deducted from Performing RMR); (I) time and material service revenue, or other revenues that are not received on a regular and recurring basis; and (J) charges that are not set forth in a Bulk and Commercial Agreement or Customer Agreement as recurring throughout the entire remaining term of such Bulk and Commercial Agreement or Customer Agreement (provided however, the parties acknowledge and agree that charges for monitoring services to Sellers’ customers have been increased over time without amendment to the applicable Bulk and Commercial Agreement or Customer Agreement and such increased charges shall be included in Performing RMR, unless such price increases are to be excluded pursuant to clause F above).

“Permitted Liens” shall mean those Encumbrances specifically set forth on Schedule 2.1 of the Disclosure Schedule.

“Person” shall mean any individual, Entity, union, society, government (or political subdivision thereof) or governmental agency, authority or instrumentality.

“Policy” shall have the meaning specified in Section 9.3(l).

“Post-Closing Period” shall have the meaning specified in Section 9.4(d).

“Pre-Closing Period” shall have the meaning specified in Section 9.4(d).

“Pre-petition Payables” shall mean Sellers’ pre-petition payables, including without limitation, the pre-petition payables set forth on Schedule 2.3(b).

“Prepaid Expenses” shall mean prepaid expenses of the type listed on Schedule 2.1(h) in the amounts thereof as of the Closing Date.

“Premium Payment” shall have the meaning specified in Section 2.5(a).

“Procedures Order” shall mean the order established bidding procedures signed by the Bankruptcy Court on December 15, 2004, Docket No. 6657, a copy of which is attached hereto as Exhibit C.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

“Purchased Assets” shall have the meaning specified in Section 2.1.

“Purchase Price” shall have the meaning specified in Section 2.5(a).

“Purchaser” shall have the meaning specified above in the introductory paragraph to this Agreement.

“Real Property Agreements” shall mean the real property lease agreements set forth on Schedule 2.1(f) hereto.

“Renegotiated Agreement Discount” shall have the meaning specified in Section 2.9(b).

“Renegotiated Large Customer Agreement” shall have the meaning specified in Section 2.9(b).

“Representatives” of a Person shall include:

(a) such Person’s Affiliates, directors, officers, employees, agents, attorneys, accountants and representatives; and

(b) all directors, officers, employees, agents, attorneys, accountants and representatives of each of such Person’s Affiliates.

“Sale Hearing” shall mean the hearing to consider entry of the Sale Order.

“Sale Order” shall mean an order approving the transactions and transferring the Purchased Assets to Purchaser as contemplated by this Agreement, with such order to be for the benefit of Purchaser and substantially similar to the form of order attached hereto as Exhibit D.

“Scheduled Closing Date” shall have the meaning specified in Section 4.1.

“Sellers” shall have the meaning specified above in the introductory paragraph to this Agreement, jointly and severally.

“Settlement Date” shall have the meaning specified in Section 2.5(e).

“Starpoint” shall have the meaning specified above in the introductory paragraph to this Agreement.

“Straddle Period” shall have the meaning specified in Section 9.4(d).

“Subscriber Contracts” shall mean, collectively the Bulk and Commercial Agreements, the Customer Agreements and the Third Party Monitoring Agreements.

“Subsidiary” or “Subsidiaries” shall mean as to any Person, a corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the voting power of the outstanding voting equity securities or more than fifty percent (50%) of the outstanding economic equity interest is held or controlled, directly or indirectly, by such Person.

“Terminated RMR” shall mean revenue attributable to Third Party Monitoring Agreements in effect as of the Closing Date, but that are not in effect as of the Adjustment Date.

“Third Party Monitoring Agreements” shall mean all of the written agreements with alarm monitoring companies other than Sellers for the provision by Sellers of third-party monitoring services to customers of such other alarm monitoring companies in effect on the Closing Date.

“Third Party Monitoring RMR” shall mean the amount of recurring monthly revenue (net of any communication, utility company or third-party pass-through charges, such as AlarmNet, assessments, customer discounts or taxes paid by Sellers as set forth on Schedule 1.1 of the Business (after taking into account whether such customers are billed quarterly, annually or otherwise) derived solely from Third Party Monitoring Agreements. For purposes hereof “Third Party Monitoring RMR” does not include any of the following revenue derived from Third Party Monitoring Agreements: (A) revenue from customers who have balances of recurring monthly charges owed to Sellers as of the Closing Date that are 75 days or greater past due from the due date of payment therefor; (B) revenue that relates to installation purchase payments or one-time assessment charges; (C) revenue from customers from whom Sellers have received, or to whom Sellers have delivered or, in the ordinary course of the operation of the Business consistent with past practices, should have delivered, notice (whether written or oral) of a pending cancellation; (D) revenue from customers who were added or retained since June 30, 2004 as a result of extraordinary marketing efforts, including changes in underwriting criteria, or an amnesty program; (E) revenue resulting from price increases billed in respect of monitoring services implemented since June 30, 2004; (F) reimbursement for or prepayment of private line telephone line pass-through charges associated with any monitored account (provided however, that telephone charges incurred for the operation of the Business which are not pass-through charges to Sellers’ customers shall not be deducted from Third Party Monitoring RMR); (G) Terminated RMR; (H) time and material service revenue, or other revenues that are not received on a regular and recurring basis; and (I) charges that are not set forth in a Third Party Monitoring Agreement as recurring throughout the entire remaining term of such Third Party Monitoring Agreement (provided however, the parties acknowledge and agree that charges for monitoring services to Sellers’ customers have been increased over time without amendment to the applicable Third Party Monitoring Agreement and such increased charges shall be included in Third Party Monitoring RMR, unless such price increases are to be excluded pursuant to clause E above).

“Transaction Agreements” shall mean:

(a) this Agreement;

(b) the Confidentiality Agreement;

(c) the License Agreement;

(d) the Bill of Sale;

(e) the Assignment, Sale and Assumption Agreement;

(f) the New York Lease;

(g) the Florida Lease;

(h) the Vehicle Lease Agreement

(i) any Approvals or other agreement, certificate or similar document executed pursuant to or in connection with this Agreement; and

(k) the Closing Escrow Agreement.

“Unearned Income” shall mean, with respect to the Subscriber Contracts included in the Purchased Assets, all amounts billed to any customer by Sellers’ prior to the Closing Date (regardless of whether such amounts have been paid or not) that are attributable to services not yet provided and to be rendered by Purchaser after the Closing Date.

“Vehicle Lease Agreement” shall mean the Vehicle Lease Agreement in the form of Exhibit J hereto.

“Vendor Agreements” shall mean the license agreements, equipment leases, capital leases, advertising contracts, and other agreements used in the operation of the Business set forth on Schedule 2.1(g) hereto.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Westview” shall have the meaning specified above in the introductory paragraph to this Agreement.

“Work in Progress” shall mean new accounts established under Bulk and Commercial Agreements, Customer Agreements or written purchase orders prior to the Closing Date that have not been completely installed and are not being monitored as of the Closing Date, and shall be set forth on Schedule 2.1(j) to be delivered by Sellers to Purchaser two (2) Business Days prior to the Scheduled Closing Date, which schedule shall set forth in reasonable detail, the name, address, the purchase price and/or installation fee, deposit received, work performed, the anticipated Performing RMR associated therewith and the anticipated installation completion date for each account included therein. Attached to such schedule shall be copies of the agreements or purchase orders with the customer in each instance where the projected cost (including the cost of materials, equipment, sales commissions and fully burdened installation labor) is anticipated to be more than $5,000 in excess of the sales/installation revenue contemplated to be received under such agreements and purchase orders.

1.2 Knowledge. As used in this Agreement, the term “knowledge” when used to refer to Sellers, shall mean the actual knowledge, after due inquiry, of David Schlottman, in his capacity as the General Manager of the Business, and Anthony Votta, in his capacity as the Director of Operations for the Business.

Section 2. Sale and Purchase of Purchased Assets; Other Agreements.

2.1 Sale and Purchase of Purchased Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, as applicable, (i) pursuant to sections 105 and 363 of the Bankruptcy Code Sellers and Adelphia (as to the Assumed Agreements to which it is a party only) shall sell, grant, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase from Sellers, all of Sellers’ respective right, title, privilege and interest in and to any and all assets used or useful in connection with the Business (but in any event excluding all of the Excluded Assets) free and clear of all Encumbrances (other than Assumed Liabilities), and (ii) pursuant to sections 105, 363 and 365 of the Bankruptcy Code Seller shall sell and assign to Purchaser, and Purchaser shall accept from Sellers and Adelphia (as to the Assumed Agreements to which it is a party only), the Assumed Agreements free and clear of all Encumbrances (other than Assumed Liabilities) (collectively the assets described in the foregoing clause (i) and the Assumed Agreements described in the foregoing clause (ii) are referred to as the “Purchased Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include:

(a) the Bulk and Commercial Agreements;

(b) the Customer Agreements;

(c) the Inventory;

(d) the Owned Equipment (excluding the Excluded Software);

(e) the Leased Equipment;

(f) the Real Property Agreements;

(g) the Vendor Agreements;

(h) Prepaid Expenses and other assets (excluding prepaid taxes or insurance amounts);

(i) Security deposits relating to any leases assumed by Purchaser (to the extent such amounts cannot be transferred to the benefit of Purchaser, then an amount equal to the security deposit shall be deducted from the Purchase Price);

(j) the Work in Progress;

(k) the Third Party Monitoring Agreements;

(l) all of the intangible rights and property of Sellers, product and service warranties, going concern value, good will, telephones, telephone numbers, telecopy and email addresses, web sites, domain names and listings (including the rights to the name “Checkpoint” but excluding the rights to the Adelphia Marks);

(m) all data, books and records that are related to the Purchased Assets and Business, including client and customer lists and files, equipment logs, operating guides, financial and accounting records, paper stock and, in lieu of originals, copies of all personnel records and other records that Sellers are required by law to retain in their possession;

(n) all accounts receivable and other receivables of Sellers and all other rights to collect from customers and to retain all fees and other amounts payable, or that may become payable, to Sellers with respect to services performed by or on behalf of Sellers on or prior to the Closing Date and all defenses, claims, counterclaims and cross claims or portion thereof with respect to any right of set-off or recoupment asserted solely with respect to any such account receivable or receivable;

(o) all licenses and permits for the Business (to the extent transferable) listed on Schedule 2.1(o); and

(p) the Approvals.

2.2 Excluded Assets. Notwithstanding the generality of Section 2.1, the following assets are excluded from the Purchased Assets (the “Excluded Assets”):

(a) all cash and cash equivalents and short term investments as of the Closing Date (other than Inventory, Work in Progress and accounts receivable and other receivables of Sellers);

(b) inventory and supplies disposed of or exhausted, and Purchased Assets transferred or disposed of, in the ordinary course of business prior to the Closing Date;

(c) any avoidance claims that are the property of Sellers under Chapter 5 of the Bankruptcy Code and all claims relating to Excluded Liabilities;

(d) the Purchase Price and all rights of Sellers under this Agreement and the Transaction Agreements;

(e) the Excluded Contracts;

(f) the Excluded Subsidiary Stock;

(g) the Circle Arbitration;

(h) all minute books, stock records and corporate seals of Sellers;

(i) the originals of all personnel records and other records of Sellers that Sellers are required by law to retain in their possession;

(j) the Adelphia Marks;

(k) all of Sellers’ insurance policies and rights thereunder, except to the extent Purchaser exercises its rights under Section 14.18(b);

(l) all records that relate to any business of Sellers or Adelphia or any of its Affiliates other than the Business, except to the extent such records also relate to the Purchased Assets and the Business in which event copies thereof shall be made available to Purchaser in accordance with Section 2.1(m) hereof to the extent such records are reasonably determined by Purchaser to be necessary to operate the Business;

(m) Excluded Equipment;

(n) the Leased Vehicles;

(o) the Excluded Software; and

(p) all claims, causes of action, rights, set off rights, defenses owned by Sellers related to or arising in connection with the assets described in clauses (a)-(o) above.

2.3 Assumed Liabilities. As of the Closing Date, Purchaser shall not assume or be liable for any Liabilities of the Sellers, or any of them, except Purchaser shall assume only the following limited Liabilities (the “Assumed Liabilities”):

(a) any Liability relating to or arising out of actions or omissions taken or not taken by Purchaser at any time after the Closing in connection with the ownership or use of the Purchased Assets;

(b) the Current Liabilities (excluding (i) inter-company payables to any Seller or Affiliate of any Seller by Adelphia or any of its Affiliates and (ii) Pre-petition Payables) incurred by Sellers in the ordinary course of business relating to the Purchased Assets that remain unpaid at and are current under GAAP as of the Closing Date, excluding Sellers’ obligation to Cure under any Assumed Agreements;

(c) any Liability to Sellers’ customers incurred by Sellers in the ordinary course of business for nondelinquent orders outstanding as of the Closing Date;

(d) any Liability arising after the Closing Date under the Assumed Agreements (excluding the Cure obligations in respect thereof);

(e) any Liability to the Offered Employees and the M&A Qualified Beneficiaries in accordance with Section 9.3 of this Agreement; and

(f) in accordance with Section 2.8 of this Agreement, 50% of any taxes attributable to the transactions contemplated by the Transaction Agreements and any taxes accruing after the Closing Date with respect to Purchaser’s ownership of the Purchased Assets or operation of the Business after the Closing Date.

The Assumed Liabilities shall include those Liabilities, of the types and accruing during the specified periods, specified above in Section 2.3.

2.4 Excluded Liabilities. Under no circumstance shall Purchaser assume or be obligated to pay, and none of the Purchased Assets shall be or become subject to any Encumbrance relating to, any Liabilities other than those Assumed Liabilities specified above in Section 2.3, whether accruing prior to, on or after the Closing Date. The Excluded Liabilities shall include the following Liabilities, which shall be and remain Liabilities of Sellers (all Liabilities of Sellers other than the Assumed Liabilities specified above in Section 2.3 are referred to as the “Excluded Liabilities”):

(a) any Liability associated with or incurred in connection with any Excluded Assets;

(b) any Liability arising under or in connection with any of the Excluded Contracts, including, without limitation, Current Liabilities with respect thereto or any Liability for claims asserted pursuant to Section 502(g) of the Bankruptcy Code;

(c) any Liability associated with any and all indebtedness of Sellers for borrowed money or other financial accommodation extended to or for the benefit of Sellers;

(d) any Liability arising out of or in connection with claims, litigation and proceedings (whether instituted prior to or after Closing) for acts, errors or omissions that occurred, or arise from events that occurred, prior to the Closing Date;

(e) except to the extent provided in Section 9.3, any Liability relating to any period of employment prior to the Closing Date (i) to Sellers’ employees or other service providers, (ii) with respect to the Employee Benefit Plans of Sellers, and (iii) of Sellers to any Governmental Body relating to Sellers’ employees;

(f) any Liability for penalties, fines, settlements, interest, costs and expenses arising out of or incurred as a result of or in connection with any actual or alleged violation (occurring on or prior to the Closing Date) by any Seller of any Legal Requirement;

(g) any Liability, including the obligation to give notice, under the WARN Act, if any, arising out of or resulting from layoffs of employees by Sellers prior to the Closing Date;

(h) any Liability related to or incurred in connection with any use of cash collateral or debtor-in-possession financing under sections 105, 363 and 364 of the Bankruptcy Code;

(i) any Liability for Cure related to or incurred in connection with the Assumed Agreements, accruing on or before the Closing Date;

(j) the Circle Arbitration;

(k) the Pre-petition Payables; and

(l) except to the extent it is an Assumed Liability, any Liability (i) for administrative claims incurred in connection with the Chapter 11 Cases, (ii) relating to or incurred in connection with the Chapter 11 Cases or other reorganization expenses, including those related to legal counsel, accounting, brokerage and investment advisors fees and disbursements, or (iii) relating to or incurred in connection with any pending shareholder claims, litigation or Proceedings.

2.5 Purchase Price.

(a) The purchase price payable by Purchaser for the Purchased Assets (the “Purchase Price”) shall equal (A) the product of 34 multiplied by the Performing RMR as of the Closing Date, plus (B) the product of 18 multiplied by the Third Party Monitoring RMR as of the Closing Date, plus (C) Net Non-Cash Working Capital as of the Closing Date if the same is a positive number, or minus (D) the absolute value of Net Non-Cash Working Capital as of the Closing Date if the same is a negative number, plus (E) a flat cash payment premium in an amount equal to $4,550,000 (the “Premium Payment”).

(b) “Net Non-Cash Working Capital” shall equal: (A) Adjusted Accounts Receivable, plus (B) Inventory valued as follows: (i) 25% of the value of Old Inventory plus (ii) 100% of the value of New Inventory, plus (C) Prepaid Expenses, less (D) Unearned Income, less (E) the amount of the Current Liabilities that are Assumed Liabilities in accordance with Section 2.3(b), less (F) all customer deposits, less (G) Accrued Benefits Liabilities, and less, (H) the amount of security deposits relating to any Assumed Agreement, including without limitation, any lease assumed by Purchaser (unless such security deposit amount is transferred to the benefit of Purchaser at no cost in connection with the assumption).

(c) Schedule 2.5(c) sets forth the calculations of Performing RMR and Third Party Monitoring RMR as of October 20, 2004, as agreed to by Purchaser and Sellers. Based on the calculations set forth in Schedule 2.5(c) and inclusion of the Premium Payment, the initial estimated purchase price (exclusive of adjustment for the Net Non-Cash Working Capital) is $42,752,442.37 (the “Initial Estimated Purchase Price”).

(d) Five Business Days prior to the Scheduled Closing Date, Sellers and Purchaser shall work together in good faith to prepare an estimate of the Purchase Price (the “Estimated Purchase Price”). In connection therewith, Sellers shall deliver to Purchaser at least five Business Days prior to the Scheduled Closing Date (i) a detailed calculation of Net Non-Cash Working Capital together with appropriate supporting documentation, including Sellers’ balance sheet and (ii) the same type of information provided by Sellers to Purchaser in connection with the calculation of the Initial Estimated Purchase Price. The Estimated Purchase Price shall be based on (i) the Performing RMR and Third Party Monitoring RMR as of the most current practicable date (but in no event more than ten Business Days prior to the Scheduled Closing Date) and (ii) Net Non-Cash Working Capital as of the most recent month end for which Sellers have financial statements available that are prepared in the ordinary course of business. The calculations of Performing RMR and Third Party Monitoring RMR used to prepare the Estimated Purchase Price shall be prepared with the same methodology used to prepare Schedule 2.5(c). Purchaser and Sellers shall work together in good faith to resolve any disagreements relating to the calculation of the Estimated Purchase Price prior to the Closing Date. If the Purchaser and Sellers are unable to resolve any disputes as to the calculation of the Estimated Purchase Price, then, for purposes of the Closing, the “Estimated Purchase Price” will be the amount calculated by Sellers as provided, less one-half the amount in dispute. The Estimated Purchase Price shall be determined assuming that each of Defaulting RMR and Terminated RMR is $0.00.

(e) Not later than thirty days after the 90th day following the Closing Date (such 90th day being referred to as the “Adjustment Date” and the 30th day following the Adjustment Date being referred to as, the “Settlement Date”), Purchaser shall deliver to Seller a final determination of the Purchase Price (including adjustment for Defaulting RMR, Terminated RMR and Net Non-Cash Working Capital) as of the Closing Date (the

“Final Purchase Price”), together with appropriate supporting documentation (including the same type of information provided by Sellers to Purchaser in connection with the calculation of the Initial Estimated Purchase Price), which will state in reasonable detail the nature and extent of each adjustment. The calculations of Performing RMR and Third Party Monitoring RMR used to prepare the Final Purchase Price shall be prepared with the same methodology used to prepare Schedule 2.5(c) and calculated with respect only to Subscriber Contracts in effect as of the Closing Date. Purchaser shall permit Sellers to have reasonable access to (i) the books, records and other documents pertaining to or used in connection with the calculation of the Final Purchase Price and (ii) employees of the Purchaser who have been involved in the calculation of the Final Purchase Price and shall work with Sellers in good faith to come to agreement on the calculation of the Final Purchase Price.

(f) Should Sellers dispute Purchaser’s calculation of the Final Purchase Price, Starpoint shall, within thirty days after receipt of the Final Purchase Price, notify Purchaser in writing of such dispute by setting forth Sellers’ calculation of the Final Purchase Price and describing in reasonable detail the basis for such dispute (an “Objection Notice”). If no Objection Notice is delivered timely, then Purchaser’s calculation of the Final Purchase Price shall be presumed to be correct and will be binding on the parties. If an Objection Notice is delivered to Purchaser, then Purchaser and Starpoint on behalf of Sellers shall negotiate in good faith to resolve the dispute with respect to the computation of the Final Purchase Price. In the event that Purchaser and Sellers are unable to resolve all such disagreements within fifteen (15) days after Purchaser’s receipt of such Objection Notice, Purchaser and Sellers shall submit such remaining disagreements to Ernst & Young, or such other independent, nationally recognized accounting firm mutually acceptable to both parties (the “Auditor”). Purchaser and Sellers shall use reasonable efforts to cause the Auditor to resolve all remaining disagreements with respect to the computation of the Final Purchase Price as soon as practicable, but in any event shall direct the Auditor to render a determination within thirty days after its retention. The Auditor shall consider only those items and amounts in Purchaser’s and Sellers’ respective calculations of the Final Purchase Price that are identified as being items and amounts to which Purchaser and Seller have been unable to agree. In resolving any disputed item, the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Auditor’s determination of the Final Purchase Price shall be based solely on written materials submitted by Purchaser and Seller (i.e., not on independent review). The determination of the Auditor shall be conclusive and binding upon the parties hereto.

(g) The costs and expenses of the Auditor in determining the Final Purchase Price shall be borne by Purchaser, on the one hand, and Sellers on the other hand, based upon the percentage which the portion of the disputed amount not awarded to each party bears to the amount actually disputed by such party. For example, if Purchaser claims the Final Purchase Price is $1,000 less than the amount determined by Sellers, and Sellers contest only $500 of the amount claimed by Purchaser, and if the Auditor ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of the Auditor will be allocated 60 percent (i.e., 300 ÷ 500) to Sellers and 40 percent (i.e., 200 ÷ 500) to Purchaser.

(h) On the Closing Date, Purchaser shall pay to Sellers a portion of the Purchase Price equal to the difference between the Estimated Purchase Price less the sum of (i) the Closing Holdback and (ii) the Large Customer Agreement Escrow, if any (including the release of the Deposit and earnings thereon as partial payment of said amount), which payment shall be made by federal funds wire transfer or other form of immediately available funds. Purchaser shall on the Closing Date deliver to the Escrow Agent in accordance with the Closing Escrow Agreement an amount equal to the sum of (i) 10% of the Estimated Purchase Price plus (ii) an amount equal to the Aged Accounts Payable, if any (such sum of (i) and (ii) being collectively referred to as, the “Closing Holdback”) plus (iii) the Large Customer Agreement Escrow, if any. The Closing Holdback, together with all interest and other sums earned thereon, are referred to as the “Closing Holdback Deposit”. The Closing Holdback Deposit and the Large Customer Agreement Escrow shall be held by the Escrow Agent in accordance with the Closing Escrow Agreement and shall not, or be deemed to, be proceeds under this Agreement until such time as the parties agree or a final Order is entered declaring the same, or portion thereof, to be payable to Sellers hereunder. Interest and other amounts earned on the Closing Holdback Deposit and the Large Customer Agreement Escrow shall be for the account of Sellers. Thereafter, the Closing Holdback will, in accordance with Section 2.5(i) and Section 12.1, either be paid as directed by Sellers or returned to Purchaser. The Large Customer Agreement Escrow will, in accordance with Section 2.9, either be paid as directed by Sellers or returned to Purchaser.

(i) To the extent that the Final Purchase Price is less than the Estimated Purchase Price, Purchaser shall be entitled to receive from the Escrow Agent, within three Business Days of the final determination of the Final Purchase Price in accordance with Section 2.5(f), a portion of the Closing Holdback equal to the amount that the Final Purchase Price is less than the Estimated Purchase Price. If the Final Purchase Price is greater than the Estimated Purchase Price, Purchaser shall pay to Sellers within three Business Days of the final determination of the Final Purchase Price in accordance with Section 2.5(f) an amount equal to the difference between the Final Purchase Price and the Estimated Purchase Price by delivering to Escrow Agent by federal funds wire transfer or other form of immediately available funds.

(j) All payments made to Seller hereunder shall be made directly as designated by Sellers to Purchaser in writing. Purchaser shall have no liability to any Seller with respect to any payment of the Purchase Price so long as Purchaser delivers the Purchase Price as directed by Sellers in writing.

2.6 Allocation of Purchase Price. The Purchase Price, including the Premium Payment, (and all other capitalizable costs incurred in connection with the transactions contemplated by this Agreement) shall be allocated in accordance with Section 1060 of the Code as set forth on Schedule 2.6 hereto (the “Allocation”). The parties shall prepare and file all returns, statements or other similar information required to be furnished to any tax authority in connection with the transactions contemplated by this Agreement, including all statements or other information required to be furnished pursuant to Section 1060 of the Code, in a manner consistent with the Allocation. The parties hereby agree that the Allocation shall be conclusive and binding on each of them for all applicable purposes, including for purposes of U.S. federal income tax and, where applicable, state and local or other tax returns; provided, however, that with respect to the several Sellers and their respective estates, the Allocation shall not be binding upon the creditors or other parties-in-interest in the Chapter 11 Cases for any purpose (except it shall be binding with respect to matters pertaining to Purchaser), including as to the allocation of the Purchase Price among the several estates of the Sellers.

2.7 Deposit. Simultaneously with the execution of this Agreement, on account of the Purchase Price Purchaser shall for the benefit of Sellers deliver a deposit in the amount equal to $4,200,244.24 (such sum, together with all interest and other sums earned thereon, is referred to as the “Deposit”) to Sellers by certified check or wire transfer of immediately available funds. Interest and other amounts earned on the Deposit shall be for the account of Purchaser. The Deposit shall be applied to the Estimated Purchase Price at the Closing or, upon termination of this Agreement, be released to Purchaser or Sellers pursuant to Section 13 of this Agreement.

2.8 Transfer Taxes and Similar Expenses. Any transfer taxes, sales taxes, stamp duties, filing fees, registration fees, recordation expenses, escrow fees or other similar taxes, fees, charges or expenses of any kind whatsoever (other than income taxes, taxes on capital gains and all other taxes not specified above in this sentence) incurred by Sellers or any other party in connection with the transfer of the Purchased Assets or the Business to Purchaser or in connection with any of the other transactions contemplated by the Transaction Agreements shall be borne and paid 50% by Sellers and 50% by Purchaser; provided however, if the aggregate sum of the transfer taxes incurred by Sellers or any other party in connection with the transfer of the Purchased Assets or the Business to Purchaser or in connection with any of the other transactions contemplated by the Transaction Agreements exceed $5,000, then Sellers shall pay 100% of the amount by which such transfer taxes exceed $5,000. Sellers may, at their option and upon written notice delivered to Purchaser no later than two Business Days prior to the Scheduled Closing Date, require Purchaser to remit its share of any such payments to Sellers at the Closing pursuant to Section 4.2(a) to enable Sellers to remit timely payment to the appropriate party. If Sellers or Purchaser breach this Section 2.8, the breaching party shall indemnify the other party, hold the other party harmless, and reimburse the other party for any loss, liability, claim, damage or expense including reasonable attorney’s fees and expenses that arises as a result of the breaching party’s breach of this Section 2.8. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 2.8 shall survive the Closing Date for the full period of any applicable statute of limitations plus sixty days.

2.9 Large Customer Agreement Escrow.

(a) If any Large Customer Agreement cannot be delivered (i) free and clear of Encumbrances (including without limitation any Permitted Encumbrances) or other restrictions or (ii) in a manner satisfactory to Purchaser so as to allow Purchaser to assume and perform the obligations under any such Large Customer Agreement without requiring the assistance of Sellers (Large Customer Agreements described in the foregoing clauses (i) or (ii) being referred to as an “Encumbered Large Customer Agreement”), Sellers and Purchaser agree to proceed to close the transactions contemplated by this Agreement; provided however, that $180,000 of the Estimated Purchase Price shall be placed into a separate escrow account maintained in accordance with the Closing Escrow Agreement (the “Large Customer Agreement Escrow”) to account for Renegotiated Agreement Discounts, if any, (as defined below) and to be released by the Escrow Agent in accordance with the Closing Escrow Agreement and this Section 2.9 on the first Business Day following the Adjustment Date. To the extent that Purchaser negotiates any Renegotiated Agreement Discounts on or before the Adjustment Date, the Escrow Agent shall release to the Purchaser an amount equal to the aggregate amount of Renegotiated Agreement Discounts on the first Business Day following the Adjustment Date, provided that such amount shall not exceed $180,000 (and Sellers and Purchaser shall timely deliver instructions to such effect to the Escrow Agent in accordance with the Closing Escrow Agreement). To the extent that the aggregate amount of Renegotiated Agreement Discounts is less than $180,000, the Escrow Agent shall release to Sellers that portion of the Large Customer Agreement Escrow that exceeds the Renegotiated Agreement Discounts on the first Business Day following the Adjustment Date (and Sellers and Purchaser shall timely deliver instructions to such effect to the Escrow Agent in accordance with the Closing Escrow Agreement). If no Renegotiated Large Customer Agreements are entered into prior to the Adjustment Date, or if such Renegotiated Large Customer Agreements do not contain a Renegotiated Agreement Discount, the Escrow Agent shall release the entire amount of the Large Customer Agreement Escrow to Sellers on the first Business Day following the Adjustment Date (and Sellers and Purchaser shall timely deliver instructions to such effect to the Escrow Agent in accordance with the Closing Escrow Agreement).

(b) Following the Closing Date, Purchaser agrees to (i) perform under any Encumbered Large Customer Agreement on a subcontract basis to Sellers or pursuant to any other collaboration (reasonably satisfactory to Purchaser) with Sellers and obtain the benefits thereof and (ii) use its commercially reasonable efforts to negotiate with the applicable counter-party to any such Encumbered Large Customer Agreement a new or amended agreement (any such agreement, a “Renegotiated Large Customer Agreement”) free of the Encumbrances (and Permitted Encumbrances) of the type set forth in Section 2.9(a)(i) and (ii) that causes such Large Customer Agreement to be an Encumbered Large Customer Agreement for purposes hereof. For purposes hereof, a “Renegotiated Agreement Discount” means with, respect to any Renegotiated Large Customer Agreement, the Performing RMR attributable to such Renegotiated Large Customer Agreement which is less than the Performing RMR attributable to the Encumbered Large Customer Agreement replaced thereby, in an amount equal to the product of (i) 50% multiplied by (ii) the difference between (x) 34 multiplied by the Performing RMR attributable to the Encumbered Large Customer Agreement replaced by the Renegotiated Large Customer Agreement minus (y) 34 multiplied by the Performing RMR attributable to such Renegotiated Large Customer Agreement.

Section 3. Bankruptcy Matters.

3.1 [Reserved].

3.2 [Reserved].

3.3 Sale Order. The Sale Order shall contain, inter alia, the following provisions:

(a) finding that the notice of the Sale Hearing and the Auction was proper and sufficient under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure, that Sellers and Purchaser entered into the Agreement in good faith, the Purchase Price and Assumed Liabilities constitute fair value in consideration for the Purchased Assets and Assumed Agreements and determining that the Purchaser is entitled to the protections afforded by section 363(m) of the Bankruptcy Code with respect to the transactions, the Purchased Assets and the Assumed Agreements;

(b) authorizing Sellers to transfer to Purchaser all right, title, privilege and interest of Sellers in and to the Purchased Assets, free and clear of any Encumbrances in accordance with section 363(f) of the Bankruptcy Code, with all such Encumbrances attaching to the net proceeds of the sale;

(c) authorizing Sellers to assume and sell and assign all Assumed Agreements to Purchaser pursuant to sections 363 and 365 of the Bankruptcy Code;

(d) establishing the amounts, if any, which Sellers must pay or escrow to Cure any defaults or actual pecuniary losses under or with respect to the Assumed Agreements; and

(e) finding that purchaser is a good faith purchaser of the Purchased Assets and entitled to the protections afforded to such entity pursuant to section 363(m) of the Bankruptcy Code.

3.4 Assumption of Assumed Agreements/Reservation of Rights. Pursuant to 365 of the Bankruptcy Code and as requested by parties to the Assumed Agreements and required by the Bankruptcy Court, Purchaser shall provide adequate assurance of future performance under and with respect to the Assumed Agreements. After the Closing Date, the Sellers shall be released from any further liability under the Assumed Agreements as provided for under section 365 of the Bankruptcy Code.

3.5 Procedure. To the extent practicable under the circumstances, Sellers shall provide Purchaser with any and all pleadings and proposed orders, including, without limitation, the Sale Order, to be filed or to be submitted in connection with this Agreement for Purchaser’s prior review and comment. The Sale Order shall be substantially in the form annexed hereto as Exhibit D, respectively, and any changes thereto shall be subject to Sellers’ and Purchaser’s approval, with such approval to be in the sole discretion of each party. Sellers shall use commercially reasonable efforts to obtain approval of the Sale Order.

3.6 Bidder Protections. Except as otherwise required to comply with the Procedures Order, Purchaser shall have no direct liability for payment of any breakup fees or expense reimbursements owed to Innova pursuant to the Innova Agreement as a consequence of the consummation of the transactions contemplated hereby. Any such liability shall be satisfied solely by Seller out of the proceeds received hereunder.

Section 4. Closing.

4.1 Date of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Holme Roberts & Owen LLP in Denver, Colorado at 10:00 a.m. (Colorado time) thirty (30) days following the date as of which the Sale Order is entered, (the “Scheduled Closing Date”), or at such other time and place as the parties may agree. Subject to the provisions of Section 13, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

4.2 Actions to be Taken at the Closing. At the Closing:

(a) Sellers shall deliver to Purchaser a Bill of Sale and Assignment, Sale and Assumption Agreement providing for the transfer and assignment of the Purchased Assets to Purchaser, and Purchaser shall pay the Purchase Price to Sellers as contemplated by Section 2.5 and Purchaser shall pay to Sellers any amounts payable at Closing under Section 2.8; and

(b) the documents required to be delivered pursuant to Sections 10 and 11 of this Agreement shall be delivered.

Section 5. Representations and Warranties of Sellers.

Subject to the limitations and disclosures set forth in this Agreement and on the Disclosure Schedules to this Agreement, each Seller, jointly and severally, hereby represents and warrants to Purchaser as set forth below in this Section 5, which representations and warranties are true, correct and complete on the date hereof and shall be true, correct and complete as of the Closing Date.

5.1 Organization and Authority. Each Seller is validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, as the case may be. Each Seller is licensed, registered, qualified or admitted to do business in each jurisdiction in which the ownership, use or leasing of any of Seller’s assets or properties (including the Purchased Assets), or the conduct or nature of the Business makes such licensing, qualification or admission necessary, except for those jurisdictions in which the failure to so qualify would not result in a Material Adverse Change. Subject to obtaining the Approvals, each Seller has full power, authority and capacity to execute and deliver this Agreement and any Transaction Agreements to which it is a party and, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

5.2 Execution and Delivery. The execution, delivery and performance of this Agreement and the Transaction Agreements to which each Seller is a party, and the consummation of the transactions contemplated hereby and thereby have been, to the extent necessary, duly authorized and approved by each Seller, and no other corporate action on the part of any Seller is necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Agreements to which each Seller is a party and the consummation of the transactions contemplated hereby and thereby. Subject to obtaining the Approvals and the entry of the Sale Order, this Agreement has been duly and validly executed and delivered by each Seller and constitutes, and upon the execution and delivery by the relevant parties thereto of the Transaction Agreements to which it is a party, the Transaction Agreements shall constitute legal, valid and binding obligations of each Seller enforceable against each Seller in accordance with their terms.

5.3 No Conflicts. Subject to obtaining the Approvals, the execution and delivery by each Seller of this Agreement and the Transaction Agreements to which such Seller is a party, and the performance of its obligations under this Agreement and the Transaction Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its governing documents;

(b) subject to entry of the Sale Order, conflict with or result in a material violation or breach of any term or provision of any Legal Requirement or Order applicable to such Seller; or

(c) subject to entry of the Sale Order, materially conflict with or result in a material violation or breach of, or constitute a material default under, or, except as set forth on Schedule 5.3(c) of the Disclosure Schedule, require any Seller to obtain any consent or approval under the terms of, any contract or business license to which any Seller is a party or by which any of such Seller’s assets are bound.

5.4 Governmental Approvals and Filings. Subject to obtaining the consents listed on Schedule 5.4 of the Disclosure Schedule, the Approvals and entry of the Sale Order, no consent, approval or action of, filing with or notice to any Governmental Body on the part of any Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

5.5 No Orders or Proceedings. Except for the Chapter 11 Cases, no Seller is subject to any Order that will have an adverse effect on such Seller’s ability to comply with or perform any of such Seller’s covenants or obligations under the Agreement. Except for the Chapter 11 Cases, there is no Proceeding pending, and no Person has threatened in writing to commence any Proceeding, that will have a material adverse effect on the ability of a Seller to comply with or perform any of such Seller’s covenants or obligations under the Agreement.

5.6 No Brokers. None of Sellers or any of their Affiliates has incurred any Liability for any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement that would result in any Liability or obligation being imposed on Purchaser. Sellers, jointly and severally, shall indemnify and hold harmless Purchaser with respect to any such Liability.

5.7 Compliance with Laws; Absence of Litigation. Except as set forth on Schedule 5.7 of the Disclosure Schedule, since March 15, 2001, no Seller has received any written notice asserting noncompliance with any Legal Requirement in connection with the Business. Subject to entry of the Sale Order and except as disclosed on Schedule 5.7 of the Disclosure Schedule, there is no claim, action, suit, litigation, arbitration, proceeding, inquiry or investigation pending or, to Sellers’ knowledge, threatened, before or by any court, Governmental Body or arbitrator, including any that seeks to enjoin or prohibit, that questions the validity of, that might materially hinder or impair such Seller’s performance of its obligations under this Agreement, or that if adversely decided, would materially and adversely affect the Business, Purchased Assets and the Assumed Liabilities, taken as a whole.

5.8 Ownership. No Person that is not a Seller owns or holds title to any of the Purchased Assets, except for the Excluded Equipment, the Excluded Software, the Leased Equipment, the Leased Vehicles and the real property leased by the Sellers pursuant to the Real Property Agreements.

5.9 Material Contracts. Schedule 5.9 of the Disclosure Schedule hereto sets forth a complete and accurate list of all material contractual obligations of Sellers in effect on and as of November 19, 2004, including, without limitation, all agreements, understandings, instruments, contracts, exclusive and nonexclusive licenses, proposed transactions and Orders to which any of Sellers are party (including, without limitation, inter-company undertakings) or, to their knowledge by which they are bound, that may involve Liabilities of, or payments to, Sellers in excess of $50,000 (other than obligations of, or payments to, Sellers arising from purchase or sale or service agreements entered into in the ordinary course of business). Each such material contractual obligation is valid and enforceable by Sellers against any other party thereto in accordance with its terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws relating to the availability of specific performance, injunctive relief, material terms of such material contractual obligations and all instruments and agreement relating thereto.

5.10 Customer Agreements. (a) Set forth on Schedule 5.10 of the Disclosure Schedule hereto is a list of Sellers’ contracts with their 20 largest customers (the “Large Customer Agreements”) as of November 19, 2004, as measured by recurring monthly revenues attributable to such customers as of November 19, 2004. Each such Large Customer Agreement is valid and enforceable by Sellers against any other party thereto in accordance with its terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 5.10 of the

Disclosure Schedule hereto, Sellers are in compliance with all of the material terms of the Large Customer Agreements and no default or event of default, or event or condition that, to Sellers’ knowledge, with notice or lapse of time or both would constitute such a default or event of default, on its part or on the part of any other party thereto exists with respect to any Large Customer Agreement. Except as set forth on Schedule 5.10 of the Disclosure Schedule hereto, Sellers have no Cure liability to any such customer party to any Large Customer Agreement. Except as set forth on Schedule 5.10 of the Disclosure Schedule hereto, no Large Customer Agreement contains any material contractual requirement with respect to which there is a reasonable likelihood Sellers will be unable to comply in any material respect.

(b) Since March 15, 2001, Sellers have provided each residential customer that they originated (and did not acquire from a third party) with the 3 day right of rescission in compliance with the provisions of 16 C.F.R. Part 429 (Cooling Off Period for Door to Door Sales) and any applicable state laws.

5.11 Financial Information.

(a) Sellers have delivered their unaudited financial statements to Purchaser including: (i) unaudited consolidated balance sheets as at December 31, 2002 and 2003 and September 30, 2004 and (ii) unaudited consolidated statements of income for each of, in the case of the statements dated December 31, 2002 and 2003, the fiscal years then ended (the “Annual Financial Statements”), and in the case of the statement ended September 30, 2004, the nine months then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). Except as set forth on Schedule 5.11(a) of the Disclosure Schedule, the Financial Statements were prepared in accordance with GAAP and, except for footnote disclosure and normal year-end audit adjustments that are not material in amount, fairly present, in all material respects, the financial condition and results of operations of the Business as of the respective dates thereof.

(b) The New Inventory consists of items of a quality and quantity usable and saleable in the usual and ordinary course of business of the Business, and is reflected in the Financial Statements with adequate provision for obsolete, outdated, unsaleable, unusable or damaged items. To Sellers’ knowledge, the New Inventory meets applicable design and manufacturing specifications and complies with any and all warranties customarily given to customers with respect thereto. Such New Inventory is capable of being installed into customers’ systems at ordinary costs and by ordinary procedures consistent with Sellers’ past practices without voiding any vendor warranties.

(c) Except as set forth on Schedule 5.11(c) of the Disclosure Schedule, all existing accounts receivable of Sellers (including those accounts receivable reflected on the Interim Financial Statements that have not yet been collected and those accounts receivable that have arisen since the Interim Financial Statements and have not yet been collected) represent valid obligations of customers of Sellers arising from bona fide transactions entered into in the ordinary course of business, and, to Sellers’ knowledge, there are no defenses, counterclaims or asserted right of set-off to any accounts receivable other than immaterial offsets or counterclaims in an individual amount of not more than $500.00 and an aggregate amount of no more than $10,000.

(d) Sellers’ Performing RMR and Third Party Monitoring RMR (as defined herein, assuming each of Defaulting RMR and Terminated RMR is $0.00 and calculated in accordance with the same methodology used to prepare Schedule 2.5(c)) as of October 20, 2004 was not less than $1,007,518.27 and $7,032.04, respectively.

(e) There are no Liabilities of any Seller that constitute Assumed Liabilities hereunder other than those that (i) are specified in the Financial Statements, (ii) are incurred in the ordinary course of the operation of the Business consistent with past practice since September 30, 2004 or (iii) are set forth on Schedule 5.11(e) of the Disclosure Schedule hereto.

5.12 Permits. Each Seller (i) has the material governmental or other regulatory approvals, licenses, permits and other authorizations in accordance with Legal Requirements that are necessary for it to operate the Business, and (ii) is in compliance in all material respects with each Legal Requirement and Order relating to it or any of its properties.

5.13 Employees and Employee Benefit Plans. Schedule 5.13 of the Disclosure Schedule contains a list of employees of Sellers as of October 15, 2004 and, except as set forth on Schedule 5.13 of the Disclosure Schedule, none of Sellers’ employees have an employment agreement or deferred compensation arrangement with Sellers. Except as set forth in Schedule 5.13 of the Disclosure Schedule, Sellers do not maintain or contribute to any Employee Benefit Plan. Each Employee Benefit Plan listed on Schedule 5.13 of the Disclosure Schedule is in material compliance with the terms of its governing documents and all applicable material requirements of the Code and ERISA. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received determination letters from the Internal Revenue Service, or is entitled to rely on an opinion letter issued to a prototype sponsor, and there are no circumstances that would reasonably be expected to have a material adverse affect on the qualified status of such Employee Benefit Plan.

5.14 Title to Property and Assets. Schedule 2.1(f) of the Disclosure Schedule sets forth a complete and accurate list of all real property and improvements leased by Sellers, security deposits and letters of credit relating thereto (collectively “Real Property”). The applicable Seller has valid and subsisting leasehold rights in the Real Property described in Schedule 2.1(f) of the Disclosure Schedule as being leased by it, free and clear of all Encumbrances, except as set forth in Schedule 2.1(f) of the Disclosure Schedule. Schedule 2.1(d) of the Disclosure Schedule sets forth a complete and accurate list of all of the material items of equipment, machinery, computers, chattels, tools, parts, machine tools, furniture, furnishings and fixtures, owned by Sellers in connection with the Business as of September 30, 2004. Schedule 2.1(e) of the Disclosure Schedule sets forth a complete and accurate list of the material items of equipment leased by Sellers in connection with the Business as of September 30, 2004. The applicable Seller has good title to such items described in Schedule 2.1(d) of the Disclosure Schedule as being owned by it, and valid and subsisting leasehold rights in such items described in Schedule 2.1(e) of the Disclosure Schedule as being leased by it, free and clear of all Encumbrances, except as set forth on Schedule 2.1 of the Disclosure Schedule. Schedule 2.2(n) of the Disclosure Schedule sets forth a complete and accurate list of the Leased Vehicles.

5.15 Insurance. The Sellers maintain insurance policies as set forth in Schedule 5.15 of the Disclosure Schedule. Such policies are in full force and effect and have been underwritten by unaffiliated insurers. The Sellers have paid all premiums on such policies due and payable prior to November 19, 2004. To Sellers’ knowledge, Sellers have not done anything by way of action or inaction that invalidates any of such policies in whole or in part.

5.16 Environmental Matters. Except as set forth in Schedule 5.16 of the Disclosure Schedule, (a) Sellers are in compliance in all material respects with all applicable Environmental Laws, (b) no Seller has received any written notice from any Governmental Body alleging that it is in violation of or has violated any applicable Environmental Law, (c) no Seller is the subject of any Order arising under any Environmental Law, and (d) to Sellers’ knowledge, no Seller has generated, emitted, discharged or disposed of any Hazardous Substance except as permitted under applicable Environmental Laws.

5.17 Alarm Systems and Alarm Accounts.

(a) To Seller’s knowledge, the alarm systems in which the protective devices are leased by Sellers to customers are in good working order and condition, except for ordinary wear and tear, routine service needs and customer misuse or non-use. The alarm system equipment for such alarm systems that were installed by Sellers (excluding systems installed by other alarm companies that have been taken over by the Sellers) were so installed in all material respects in accordance with good workmanlike practices prevailing in the industry at the time of installation. Since March 15, 2001, all equipment sold or leased by Sellers to customers was of merchantable quality at the time of its sale or lease and Sellers have not breached in any material respect any express or implied warranties in connection with such sales or leases. All alarm systems and equipment installed by Sellers (excluding systems installed by other alarm companies that have been taken over by the Sellers) were so installed in conformity in all material respects with the respective Subscriber Contracts pursuant to which such systems were installed and in conformity in all material respects with applicable Legal Requirements at the time of installation. Sellers have performed all warranty service and other repairs requested by customers as of November 19, 2004, with the exception of routine service and repairs scheduled to be performed after November 19, 2004 by Sellers in accordance with Sellers’ ordinary scheduling practices and consistent with past scheduling practices.

(b) Except as set forth in Schedule 5.17(b) of the Disclosure Schedule, Sellers do not have any free, discounted or bartered service liability to customers existing with respect to the Business, except to specific customers as reflected in its books and records, and, in the aggregate, not more than $500.00 per month based upon Sellers’ current rates for such services and nothing would prohibit Purchaser from discontinuing, without Liability, any free service after Closing. Sellers do not have any Liability for the refund of monies to customers other than obligations to refund deposits or overpayments (without interest) made by customer in the ordinary course of the operation of the Business.

(c) Sellers have the sole right to use all of the telephone lines and numbers applicable to their accounts. Schedule 5.17(c) of the Disclosure Schedule sets forth a list of all of the telephone numbers (voice and data) used by Sellers in connection with the operation of the Business. In addition, Schedule 5.17(c) of the Disclosure Schedule sets forth the approximate number of systems monitored by each third party monitoring facility. Except as set forth on Schedule 5.17(c) of the Disclosure Schedule, all of the alarm accounts are monitored on telephone receiver lines and Sellers have the right to use such telephone receiver lines. Except as set forth on Schedule 5.17(c) of the Disclosure Schedule, no on-site re-programming of communicators located at customers’ premises is necessary to transfer the monitoring of the alarm accounts from any of Seller’s monitoring facilities to alternative monitoring facilities.

5.18 Bulk and Commercial Agreements; Customer Agreements. At least ninety-five percent (95%) of the Performing RMR attributable to all Bulk and Commercial Agreements and Customer Agreements is attributable to such Bulk and Commercial Agreements and Customer Agreements that are fully-executed written contracts. Purchaser and Sellers acknowledge and agree that, on the Indemnification Termination Date, if (i) there are non-written or expired (provided however, that the term “expired” shall not mean agreements that are in a renewal term, whether automatic or otherwise) Bulk and Commercial Agreements and Customer Agreements that are no longer generating recurring monthly revenue as of the tenth calendar day prior to the Indemnification Termination Date and (ii) the aggregate amount of recurring monthly revenue attributable to such Bulk and Commercial Agreements and Customer Agreements exceeds five percent (5%) of the Performing RMR generated by all Bulk and Commercial Agreements and Customer Agreements (such revenue hereinafter referred to as, the “Discounted RMR”), the Purchase Price shall be reduced by, and Purchaser shall be entitled to receive a portion of the Closing Holdback equal to, an amount equal to 34 times (34x) the Discounted RMR.

Section 6. Representations and Warranties of Purchaser.

Purchaser hereby represents and warrants to Sellers as set forth below in this Section 6, which representations and warranties are true, correct and complete on the date hereof and shall be true, correct and complete as of the Closing Date.

6.1 Organization and Authority. Purchaser is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Florida. Purchaser has full corporate power, authority and capacity to execute and deliver this Agreement and the Transaction Agreements to which Purchaser is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

6.2 Execution and Delivery. The execution, delivery and performance of this Agreement and the Transaction Agreements to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by Purchaser, and no other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery of the Transaction Agreements by the relevant parties thereto, the Transaction Agreements to which Purchaser is a party shall constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other laws affecting creditors’ rights generally.

6.3 No Conflicts. The execution and delivery by Purchaser of this Agreement and the Transaction Agreements to which Purchaser is a party, the performance of its obligations under this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its articles of incorporation or bylaws;

(b) in any material respect conflict with or result in a violation or breach of any term or provision of any law or order applicable to Purchaser; or

(c) in any material respect conflict with or result in a violation or breach of, or constitute a default under, or require Purchaser to obtain any consent or approval under the terms of, any contract or license to which Purchaser is a party or by which any of Purchaser’s assets and properties is bound.

6.4 Governmental Approvals and Filings. Subject to obtaining the Approvals, no consent, approval or action of, filing with or notice to any Governmental Body on the part of Purchaser is required in connection with the execution, delivery and performance of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

6.5 Brokers. Neither Purchaser nor any of its Affiliates has incurred any liability for any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement that would result in any liability or obligation being imposed on Sellers. Purchaser shall indemnify and hold harmless each Seller with respect to any such Liability.

6.6 Financial Capacity. Purchaser has adequate funds available to it in order to consummate the transactions contemplated by this Agreement and the Transaction Agreements and to conduct the Business in the ordinary course following the Closing Date.

6.7 NO OTHER REPRESENTATIONS. PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLERS HAVE NOT MADE AND DO NOT HEREBY MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, WHATSOEVER WITH RESPECT TO ANY OF THE SELLERS OR THE PURCHASED ASSETS OR BUSINESS OF SELLERS, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING CONDITION, HABITABILITY, SUITABILITY, QUALITY OF CONSTRUCTION, WORKMANSHIP, MERCHANTABILITY

OR FITNESS FOR ANY PARTICULAR PURPOSE. PURCHASER ACKNOWLEDGES THAT IT IS ENTERING INTO THIS AGREEMENT WITHOUT RELYING UPON ANY STATEMENT, REPRESENTATION OR WARRANTY MADE BY SELLERS OR BY ANY OTHER PERSON OTHER THAN THE STATEMENTS, REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLERS IN THIS AGREEMENT.

6.8 Insider Relationship. Purchaser represents that neither Purchaser nor any of its officers, directors, or members is or has been at any time since January 1, 2002, an officer, director, or partner with, or shareholder having a greater than 5% interest in, Adelphia, Sellers or any of their Subsidiaries or Affiliates (each, an “Insider”), and that Purchaser is not entering into this transaction as agent for or otherwise acting directly or indirectly on behalf of any such Insider.

Section 7. Pre-Closing Covenants of Sellers.

Sellers agree that, between the date of this Agreement and the Closing Date:

7.1 Conduct of Business. Except as contemplated by this Agreement or disclosed in the Disclosure Schedule, and except as may be necessary to carry out the transactions contemplated by this Agreement or any transaction contemplated by or relating to any of the contracts or other matters referred to in the Disclosure Schedule or unless required under the Bankruptcy Code or in accordance with other applicable law or any ruling or order of the Bankruptcy Court, Sellers shall ensure that, without Purchaser’s consent (which consent in the case of actions described in the following clauses (c) and (d) shall not be unreasonably withheld by Purchaser):

(a) none of Sellers directly or indirectly sells or otherwise transfers, or offers, agrees or commits (in writing or otherwise) to sell or otherwise transfer, any of the Purchased Assets other than in the ordinary course of business, except in accordance with the Procedures Order;

(b) none of Sellers permits, and none of Sellers offers, agrees or commits (in writing or otherwise) to permit, any of the Purchased Assets to become subject, directly or indirectly, to any Encumbrance, except for the Encumbrances existing on the date of this Agreement;

(c) each Seller conducts its operations exclusively in the ordinary course of business and substantially as such operations have been conducted prior to the date of this Agreement (including with regard to pricing), and each Seller shall continue to prepare its financial statements in accordance with GAAP, consistently applied and with such exceptions as set forth on Schedule 5.11(a) of the Disclosure Schedule, and not modify any policies or procedures or the application of any policies or procedures respecting reserves, write downs or write offs;

(d) none of Sellers commences any Proceeding, other than collection or default proceedings in the ordinary course of business;

(e) none of Sellers enters into any transaction or takes any other action that might cause or constitute a breach of any representation or warranty made by any of the Sellers in this Agreement;

(f) Sellers will amend, modify or alter any of the Bulk and Commercial Agreements, including any Bulk and Commercial Agreement that are in the process of being renegotiated as of the date of this Agreement, only in the ordinary course of business (and if Sellers so amend any such Bulk and Commercial Agreements, Sellers shall promptly provide Purchaser with a true, complete and accurate copy of such Bulk and Commercial Agreements as so amended); and

(g) none of Sellers agrees, commits or offers (in writing or otherwise), to take any of the actions described in this Section 7.1.

7.2 Filings and Approvals. Sellers shall ensure that:

(a) each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or contract, or otherwise) by Sellers in connection with the execution and delivery of any of the Transaction Agreements or in connection with the Bankruptcy Court approval and entry of the Procedures Order, Sale Order and Cure notices, or the consummation or performance of any of the transactions contemplated by this Agreement (including each of the filings and notices identified in the Disclosure Schedule) is made or given as soon as reasonably practicable after the date of this Agreement or as otherwise provided by this Agreement or directed by the Bankruptcy Court; and

(b) each Approval required to be obtained (pursuant to any applicable Legal Requirement, Order or contract, or otherwise) by Sellers in connection with the execution and delivery of any of the Transaction Agreements or in connection with the consummation or performance of any of the transactions contemplated by this Agreement (including each of the Approvals identified in the Disclosure Schedule) is obtained as soon as reasonably practicable after the date of this Agreement and remains in full force and effect through the Closing Date.

7.3 Commercially Reasonable Efforts. Each Seller shall use its commercially reasonable efforts to cause the conditions in Section 10 to be satisfied as promptly as possible.

7.4 Reporting Requirements. The Sellers will furnish to Purchaser:

(a) within thirty (30) days after the end of each month, consolidated and consolidating unaudited balance sheets and statements of income for the Sellers as of the end of such month, prepared in accordance with GAAP, with such exceptions as set forth on Schedule 5.11(a) of the Disclosure Schedule, and comparing such financial position and results of operations against the same periods for the prior year; and

(b) within a reasonable time after Purchaser’s request, such other information respecting the financial condition, operations, receivables, New Inventory, machinery or equipment of the Sellers relating to the Purchased Assets as the Purchaser may from time to time reasonably request, as consistent with Purchaser’s past practice as to similar information requests during Purchaser’s due diligence review prior to the execution of this Agreement by the parties hereto.

(c) five Business Days prior to the Scheduled Closing Date, Schedule 7.4(c) which shall contain a list of Bulk and Commercial Agreements entered into by Sellers after November 19, 2004 or amended by the Sellers after November 19, 2004 (together with copies thereof as requested by Purchaser).

Section 8. Pre-Closing Covenants of Purchaser.

Purchaser agrees that, between the date of this Agreement and the Closing Date:

8.1 Confidentiality. Except in the course of consummating the transactions contemplated hereby in accordance with the terms hereof, Purchaser shall hold in strict confidence, and shall cause each of its Representatives to hold in strict confidence, all documents and information obtained with respect to Sellers except as otherwise required in order to comply with applicable Legal Requirements. Purchaser shall not permit any of such documents or information to be improperly utilized or to be disclosed or conveyed to any other Person (other than its Representatives) except as otherwise required in order to comply with applicable Legal Requirements; and Purchaser shall otherwise comply in all respects with the provisions of the Confidentiality Agreement.

In conducting its investigation of the Business, operations and legal affairs of Sellers, Purchaser shall not interfere in any material respect with the Business, the Purchased Assets, or operations of any Seller or with the performance of any of the employees of any Seller.

8.2 Control of the Business. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the Business and operations of any Seller prior to the Closing Date. Prior to the Closing Date, Sellers shall exercise, consistent with the terms of this Agreement, complete control and supervision over their operations.

8.3 Commercially Reasonable Efforts. Purchaser shall use its commercially reasonable efforts to cause the conditions in Section 11 to be satisfied as promptly as possible.

Section 9. Other Agreements.

9.1 Further Assurances. At any time and from time to time from and after the Closing, Sellers and Purchaser shall, at the request of any of the other parties, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be requested by any other party hereto to evidence or effectuate the transactions contemplated hereunder or for the performance by Sellers or Purchaser of any of their other respective obligations under any of the Transaction Agreements.

9.2 Access to Records After Closing. From and after the Closing Date, each party hereto shall have reasonable access to inspect and copy all books and records relating to the Purchased Assets, the Assumed Liabilities or the Business that the other parties hereto may retain after the Closing Date. Such access shall be afforded by the party maintaining such records upon receipt of reasonable advance notice and during normal business hours. Nothing contained in this Section 9.2 shall require Purchaser or Sellers to retain any books or records longer than such books or records would otherwise have been retained in the ordinary course of business but for the transactions contemplated by this Agreement; provided, however, that if the party maintaining such records shall desire to dispose of any of such books and records, such party shall, prior to such disposal, give the other party hereto a reasonable opportunity, at such other party’s expense, to segregate and remove such books and records as such other party may select (in furtherance of the foregoing, Purchaser shall give such notice to the Sellers, counsel for the Official Committee of Unsecured Creditors, counsel for the Official Committee of Equity Holders, and any respective successors in interest, and the Assistant United States Trustee). Notwithstanding anything herein to the contrary, Purchaser agrees that it shall keep and maintain, and not destroy or discard, any books and records it obtains from Sellers that are identified by Sellers as relating in any way to the Circle Arbitration unless Purchaser first gives prior written notice to Starpoint and the counsel of record representing the plaintiff in the Circle Arbitration (“Circle’s Counsel”). If Starpoint and Circle’s Counsel do not object in writing to such books and records being destroyed or discarded within 15 days of the receipt of the notice, they shall be deemed to have consented to such actions by Purchaser.

9.3 Employee Benefits Matters.

(a) Purchaser acknowledges and confirms that it will offer, on a conditional basis subject to the closing of the transactions contemplated by this Agreement, regular employment to all employees of Sellers on the Closing Date, including those employees of Sellers who are Employees on Leave (the “Offered Employees”) in accordance with the terms and conditions of this Section 9.3. For purposes of the Agreement, an “Employee on Leave” shall mean an Offered Employee that is (i) receiving workers’ compensation benefits, (ii) on short-term disability or (iii) on an approved leave under the FMLA or other approved leave on the Closing Date.

(b) Sellers acknowledge and confirm that Schedule 5.13 of the Disclosure Schedule contains a complete and accurate list of the names of all of the employees of Sellers as of October 15, 2004, an indication of the length of hire, title or classification of each such employee, the current rate of salary or hourly pay paid by Sellers, and any commission or bonus entitlements, any other remuneration payable by Sellers to each such employee as of such date and whether or not the employee is an Employee on Leave. Two Business Days prior to the Scheduled Closing Date, Sellers will provide Purchaser Schedule 9.3 which will set forth any changes to Schedule 5.13 during the period between October 15, 2004 and the Scheduled Closing Date.

(c) Sellers shall continue to employ each of the Offered Employees until the Closing Date (or the date the Offered Employee commences employment with Purchaser for an Employee on Leave) except for any such employee who, at any time prior to the Closing Date (i) is terminated for cause, (ii) voluntarily resigns, (iii) retires, or (iv) dies.

(d) Subject to the consummation of the transactions contemplated by this Agreement, Purchaser shall employ all Offered Employees who accept Purchaser’s offers of employment (the “Accepting Employees”) in accordance with the terms of such offers and of this Agreement. Subject to the consummation of the transaction contemplated by this Agreement, Purchaser shall employ an Employee on Leave (i) only when such employee returns to work from such approved leave if such return to work is within the time frame protected by the FMLA or short-term disability or other approved leave or (ii) only when such employee is released to return to work if such release occurs within sixteen weeks after the date of initial eligibility for workers’ compensation benefits.

(e) Each of the Accepting Employees (other than the Employees on Leave) shall cease to accrue benefits under Sellers’ Employee Benefit Plans as of the Closing Date. Each of the Employees on Leave shall cease to accrue benefits under Sellers’ Employee Benefit Plans as of the date such employee becomes an Accepting Employee.

(f) From and after the Closing Date, for a period of at least one (1) year, Purchaser shall provide the Accepting Employees compensation (including, but not limited to, base salary and bonus opportunities (excluding the Adelphia “STIP” Bonus Plan)) and employee benefits and policies that are at least substantially comparable to those provided by such Seller to its employees as of November 19, 2004, provided, however, the Purchaser and Sellers acknowledge and agree that Sellers will make certain changes to the employee benefits and policies referenced in the immediately preceding sentence prior to the Closing Date in the ordinary course of business consistent with past practices and Purchaser shall provide substantially comparable benefits and policies to the Accepting Employees.

(g) Purchaser agrees to credit each of the Accepting Employees with the same service credited by the applicable Seller or by the applicable Employee Benefit Plan immediately prior to Closing, for all purposes, including all purposes under any Employee Benefit Plan, including but not limited to, vacation eligibility, sick leave eligibility, retirement plan participation, health care enrollment, severance benefits, seniority and any other eligibility, enrollment, participation or vesting purpose under any employee benefit plan maintained by Purchaser. Purchaser shall allow each of the Accepting Employees to carry forward all accrued and unused vacation time, sick time and other paid time off and to either use such time or receive payment from Purchaser for unused time upon separation from employment with Purchaser consistent with Sellers’ policies.

(h) Purchaser shall, prior to Closing, adopt a 401(k) plan with appropriate rollover provisions in respect of Accepting Employees’ accounts under the Adelphia 401(k) Plan.

(i) With respect to Purchaser’s welfare benefit plans, Purchaser agrees to use commercially reasonable best efforts to (i) give credit under Purchaser’s group health plans for deductibles and other out-of-pocket expenses incurred by employees of each Seller during the plan year in which the Closing occurs; (ii) waive all pre-existing condition clauses under Purchaser’s group health plan; and (iii) waive eligibility waiting periods under Purchaser’s group health plan. Sellers’ welfare benefit plans shall retain liability for all claims incurred by the employees of each Seller and their covered dependents prior to the Closing Date, including claims which are not submitted until after the Closing Date, as long as the covered claim is incurred on a date while the employee was still covered by Sellers’ welfare benefit plans. Purchaser’s welfare benefit plans shall be responsible for all claims incurred on or after the Closing Date. A claim shall be deemed incurred (x) on the date of the occurrence of death or dismemberment in the case of claims under life insurance and accidental death and dismemberment plans, (y) in the case of a claim for disability benefits, on the date the disability is deemed to have commenced after all applicable waiting periods are satisfied, and (z) in the case of claims under Group Health Plans, on the date on which the service or treatment is provided.

(j) With respect to all Offered Employees (whether or not ever employed by Purchaser) from and after the Closing Date through the first anniversary thereof, Purchaser shall be responsible for the payment of any termination or severance payments for all Offered Employees, including, without limitation, amounts due with respect to unused vacation, sick leave, other paid time off and pro rata bonus payments, the provisions of all Group Health Plan continuation coverage in accordance with the requirements of COBRA and the costs of compliance with and liabilities under the WARN Act. Purchaser shall also be responsible for the provision of COBRA continuation coverage with respect to all M&A Qualified Beneficiaries who are not Offered Employees. From and after the Closing Date, for a period of one year thereafter, Purchaser shall provide severance payments to employees of each Seller whose employment terminates after the Closing Date in accordance with the Adelphia Severance Plan, a copy of which has been provided to Purchaser. Purchaser shall indemnify Sellers for any and all Liabilities Sellers incur as a result of Purchaser’s failure to comply with the requirements of COBRA and the WARN Act as well as any claims asserted by employees of Sellers who were not offered employment by Purchaser pursuant to the terms of this Agreement.

(k) Purchaser and Sellers agree to cooperate to effect a smooth transition of payroll from Sellers to Purchaser.

(l) Starpoint shall assign and Purchaser agrees to accept assignment of Starpoint’s rights under a life insurance policy insuring the life of David Schlottman (the “Policy”) which is issued by The Penn Mutual Life Insurance Company (the “Insurer”). Starpoint shall submit to Insurer such forms or designations as the Insurer may require for valid and effective assignment of the Policy. Such assignment will take place sixty-one days after Closing, provided that David Schlottman has not exercised his option to purchase the Policy from Starpoint. If David Schlottman exercises his option to purchase the Policy from Starpoint, this provision shall be of no further force and effect.

9.4 Tax Matters.

(a) Sellers shall be entitled to receive any refund or credit of taxes with respect to the Purchased Assets or the Business (including interest thereon) with respect to all periods ending on or prior to the Closing Date.

(b) The parties agree to use the principles set forth in Section 9.2 of this Agreement with respect to accessing tax-related information pertaining to the Purchased Assets or the Business after the Closing Date.

(c) Purchaser agrees to utilize, and Sellers agree to cause ACC Operations to utilize, the standard procedure set forth in Revenue Procedure 96-60 with respect to wage reporting.

(d) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (such taxable period being a “Straddle Period” and such obligations being the “Apportioned Taxes”) shall be apportioned between Sellers and Purchaser as of the Closing Date based on the number of days in the Straddle Period that occur prior to or on the Closing Date (the “Pre-Closing Period”) and the number of days in the Straddle Period that occur after the Closing Date (the “Post-Closing Period”). Sellers shall be liable for the proportionate per-diem amount of the Apportioned Taxes that are attributable to the Pre-Closing Period. Purchaser shall be liable for the proportionate per-diem amount of the Apportioned Taxes that are attributable to the Post-Closing Period. Within 90 days after the Closing, Sellers and Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.4(d), taking into account the Apportioned Taxes that have already been pre-paid by the Sellers and the Apportioned Taxes that have already been paid, or will be paid, by the Purchaser. Such statements shall include supporting evidence as is reasonably necessary to calculate the relevant proration and reimbursement amounts. The net amount of reimbursement owed by one party to the other shall be paid by the party owing it to the other within 10 days after delivery of such statements. Thereafter, if either Sellers or Purchaser shall make a payment of Apportioned Taxes for which it is entitled to reimbursement under this Section 9.4(d), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(e) To the extent not covered by Section 9.4(d) above, Sellers shall be entitled to receive any refund or credit of taxes with respect to any pre-paid taxes paid by Sellers that relate to the Purchased Assets or the Business (including interest thereon) with respect to all periods ending after the Closing Date (including, but not limited to, any pre-paid Florida state sales taxes relating to periods after the Closing Date that will be effectively refunded or credited to Sellers by the State of Florida).

9.5 Use of Adelphia Trademarks.

(a) Subject to agreement by Sellers to the terms of the License Agreement attached hereto as Exhibit D (the “License Agreement”), Sellers agree to grant Purchaser a limited license to use (i) the “Adelphia Security” name and logo, and use of marked paper stock, solely as set forth in the License Agreement, for a period not to exceed 90 days after the Closing Date and (ii) the term “formerly known as Adelphia Security”, solely as set forth in the License Agreement, for a period not to exceed 90 days after the 90 day period set forth in (i) above. Such license shall be for the purpose of assisting Purchaser in the transition of Sellers’ customers to Purchaser’s business. Except as expressly set forth in the License Agreement, Purchaser acknowledges and agrees that no rights whatsoever in or to names “Adelphia,” “Adelphia Security” or any trademarks, service marks, trade names, phrases or logos associated therewith or relating thereto, whether registered and unregistered (collectively, the “Adelphia Marks”) are conveyed to Purchaser in connection with purchase of the Purchased Assets pursuant to this Agreement, and that Sellers and Adelphia retain all right, title and interest in and to the Adelphia Marks. Subject to the terms of the License Agreement, Purchaser shall indemnify Sellers from and against any and all Liabilities Sellers incur as a result of any use of the “Adelphia Security” name and logo by Purchaser. Notwithstanding the foregoing, in no event shall Purchaser be obligated to replace signage containing any of the Adelphia Marks on protected premises, and the continued existence of Adelphia Marks on such signage shall in no event be deemed to be a “use” thereof for purposes of this Agreement or the License Agreement.

(b) None of Sellers shall from and after the Closing Date use any of the Adelphia Marks or paper stock in connection with any security monitoring business in New York, Pennsylvania or Florida.

9.6 Circle Arbitration Matters. From and after the Closing Date, Purchaser will provide Sellers and their Affiliates with timely access to books and records relating to the Purchased Assets or Business and the Accepting Employees as may be reasonably necessary in connection with the Circle Arbitration. Purchaser agrees to cooperate with Sellers and their Affiliates in connection with all matters relating to the Circle Arbitration, including making the Accepting Employees available to be interviewed, deposed and/or to be witnesses in the Circle Arbitration proceedings, at no charge to Sellers or their Affiliates. Purchaser specifically acknowledges that it will make David Schlottman, if he is an Accepting Employee, available to assist in the defense of the Circle Arbitration, including attending depositions and the arbitration proceedings at no charge to Sellers or their Affiliates. Purchaser further agrees not knowingly to make any admissions, purport to negotiate with the parties to the Circle Arbitration with respect thereto, or purport to waive on behalf of Sellers any privileges or enter into on behalf of Sellers any settlement in connection with the Circle Arbitration; provided, however, Purchaser shall in no event be responsible for or liable to Sellers by reason of any action or inaction of its employees or other agents who Seller at anytime involves in or consults in connection with the Circle Arbitration. Without limitation of the foregoing, Sellers hereby acknowledge and agree that Purchaser shall not be liable for any action or inaction by any Accepting Employee, including, without limitation, if applicable, David Schlottman (or by any agent of the Sellers that becomes an agent of the Purchaser after the Closing) relating to, arising out of or in connection with the Circle Arbitration.

9.7 Conduct of Business. From and after the Closing Date for a period of 90 days, Purchaser will conduct the affairs of the Business (including collection practices) in the ordinary course and in a commercially reasonable manner consistent with past practice and will not take any steps that would reasonably be expected to result in customers (i) terminating their contracts for services, (ii) ceasing to pay for services or (iii) paying late for services.

9.8 Customer Transition Matters.

(a) From the date of execution of this Agreement until the Closing, Sellers shall (i) use their commercially reasonable efforts to transition the monitoring of all customers monitored by Sellers over cable modem to monitoring over telephone lines and (ii) pay all costs associated with such transition. The parties hereto acknowledge and agree that such transition requires the permission of each customer to be transitioned as well as access to such customer’s home. Sellers shall make commercially reasonable efforts to contact all customers who are monitored over cable modem to gain permission and access for such transition. Once Sellers have sent three written notices to each such customer, including at least one notice via certified mail, Sellers will be deemed to have performed their obligations under this Section 9.8(a), regardless of whether each such customer has been successfully transitioned to monitoring over telephone lines. The parties further acknowledge and agree that once Sellers have taken the steps outlined in the previous sentence to contact customers monitored over cable modem, if any such customer does not respond, Sellers shall send a notice to such customer stating that such customer shall no longer be monitored by Sellers.

(b) After the Closing Date for so long as there are customers who are still monitored over cable modem, Sellers shall, or shall cause their Affiliates to, provide Purchaser with reasonable and necessary access to such cable facilities and such cable personnel as Purchaser may need in order to perform security monitoring services for the customers that are still monitored by cable modem. Sellers shall provide such access at no cost to Purchaser.

(c) At such time as either (i) all customers previously monitored over cable modem have been transitioned and are monitored over telephone lines or (ii) Sellers have taken all of the steps outlined above in Section 9.8(a) to attempt to transition all customers to monitoring over telephone lines, the provisions in Sections 9.8(a) and (b) above shall be of no further force and effect and Sellers shall have no further obligations under such provisions.

Section 10. Conditions to Obligation of Purchaser to Close.

The obligation of Purchaser to purchase the Purchased Assets and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Purchaser in whole or in part):

10.1 Accuracy of Representations and Warranties. Except for changes resulting from the operation of the Business in the ordinary course in compliance with Section 7.1, the representations and warranties of Sellers set forth in Section 5 that are qualified by materiality shall be true, and all other such representations and warranties shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent that any of such representations and warranties refers specifically to a date other than the Closing Date, and then such representations and warranties must be true and correct as of the date so specified. The general partner of Starpoint shall provide Purchaser with a certificate to such effect.

10.2 Performance. Sellers shall have performed, in all material respects, all obligations required by this Agreement to be performed by the Sellers on or before the Closing Date. The general partner of Starpoint shall provide Purchaser with a certificate to such effect.

10.3 Additional Documents. Purchaser shall have received the following documents:

(a) Certified copies of the Sale Order and certifications of service of the notice of Sale Hearing;

(b) the License Agreement;

(c) the Bill of Sale;

(d) the Assignment, Sale and Assumption Agreement;

(e) any consents required pursuant to Section 7.2(b) in connection with the Assumed Agreements;

(f) the Approvals;

(g) the New York Lease;

(h) the Florida Lease;

(i) the Vehicle Lease Agreement; and

(j) the Closing Escrow Agreement.

10.4 No Injunction; Sale Order is Final. There shall not be in effect, at the Closing Date, any injunction or other binding order of any court or other tribunal having jurisdiction over Purchaser that prohibits the purchase of the Purchased Assets by Purchaser. The Sale Order shall have been entered, shall not have been reversed or vacated, and shall not be subject to appeal or a stay pending appeal. The stay provided for in Fed.R.Bankr.P. 6004(g) shall have expired or waived by the Bankruptcy Court.

Section 11. Conditions to Obligation of Sellers to Close.

The obligation of Sellers to cause the Purchased Assets to be sold to Purchaser and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Sellers in whole or in part):

11.1 Accuracy of Representations and Warranties. Except for changes contemplated by this Agreement, the representations and warranties of Purchaser set forth in Section 6 that are qualified by materiality shall be true, and all other such representations and warranties shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date. An officer of Purchaser shall provide Sellers with a certificate to such effect.

11.2 Performance. Purchaser shall have performed, in all material respects, all obligations required by this Agreement to be performed by Purchaser on or before the Closing Date. An officer of Purchaser shall provide Sellers with a certificate to such effect.

11.3 Additional Documents. Sellers shall have received the following documents:

(a) the Sale Order; and

(b) the Closing Escrow Agreement.

11.4 No Injunction; Sale Order is Final. There shall not be in effect, at the Closing Date, any injunction or other binding order of any court or other tribunal having jurisdiction over Sellers that prohibits the sale of the Purchased Assets to Purchaser. The Sale Order shall have been entered, shall not have been reversed or vacated, and shall not be subject to appeal or a stay pending appeal. The stay provided for in Fed.R.Bankr.P. 6004(g) shall have expired or waived by the Bankruptcy Court.

Section 12. Indemnification.

12.1 Indemnification by Sellers.

(a) From and after the Closing, and subject to the provisions of this Section 12.1, Sellers shall, jointly and severally, indemnify Purchaser and defend and reimburse Purchaser for and hold Purchaser harmless from and against any loss, suit, liability, claim, actual damage, charge, cost or expense (including reasonable legal fees and expenses) (collectively, “Losses”), actually incurred by Purchaser arising out of or in connection with following:

(i) any breach of any representation or warranty of Sellers set forth in this Agreement;

(ii) any breach of any covenant of any of the Sellers set forth in this Agreement; and

(iii) the Circle Arbitration.

(b) Sellers shall not be required to indemnify Purchaser, and shall not have any liability under clause (i) of Section 12.1(a), for (i) any Losses in the aggregate in excess of the Closing Holdback Deposit, minus any payments to be made in accordance with Section 2.5(i) (the “Indemnification Holdback Amount”) or (ii) any Losses unless the aggregate of all of Purchaser’s Losses exceed $75,000 (and then Purchaser may recover all of such Losses, subject to the limitation of clause (i) of this Section 12.1(b)). For purposes of this Section 12.1, Losses will be measured without regard to any materiality standards set forth in any representation or warranty of Sellers set forth in this Agreement. Sellers shall satisfy their obligation under this Section 12.1 by directing Escrow Agent to deliver to Purchaser a portion of the Indemnification Escrow Amount equal to the amount of any Losses incurred by Purchaser for which Purchaser is entitled to recover from Sellers hereunder. Any indemnification payments to Purchaser under this Agreement shall be made exclusively out of the Indemnification Escrow Amount and Purchaser hereby acknowledges that Sellers’ obligations to indemnify, defend, reimburse and hold Purchaser harmless in accordance with this Section 12.1 is without recourse to Sellers’ assets other than the Indemnification Escrow Amount. Purchaser’s sole and exclusive remedy for indemnification claims hereunder shall be a claim against the Indemnification Escrow Amount pursuant to the provisions set forth in this Section 12.

(c) Notwithstanding the foregoing provisions of Section 12.1(b) to the contrary, neither of the limitations set forth in Section 12.1(b)(i) and (ii) on Purchaser’s right to recover from Sellers Losses incurred by Purchaser shall apply to any Losses incurred by Purchaser in connection with (i) the Circle Arbitration or (ii) Sellers’ breach of the representation and warranty set forth in Section 5.11(e).

(d) Sellers’ obligations to indemnify, defend, reimburse and hold harmless Purchaser in accordance with this Section 12.1 shall terminate on the six month anniversary of the Closing Date (the “Indemnification Termination Date”); provided, however, that such obligation to indemnify, defend and hold harmless shall not terminate with respect to any item as to which a covered claim has been made against Purchaser and Purchaser shall have, prior to the six month anniversary of the Closing Date, made a claim for indemnification by delivering a notice of such claim to Sellers.

(e) In the event Purchaser should have a claim against Sellers under this Section 12.1, Purchaser shall deliver notice of such claim promptly following discovery by Purchaser of such claim to Sellers. The failure to so notify shall not relieve Sellers of any liability they may have to Purchaser if such failure does not prejudice Sellers. If Sellers dispute their liability with respect to such claim, prior to any party’s seeking any relief at law, the parties shall proceed in good faith to negotiate a resolution of such dispute for a period of at least sixty (60) days after Sellers’ receipt of the claim notice.

(f) The Indemnification Holdback Amount shall be released to Sellers on the six month anniversary of the Closing Date; provided, however, that any portion of the Indemnification Holdback Amount that is subject to any claim made by Purchaser against Sellers hereunder prior to the six month anniversary of the Closing Date shall, instead of being delivered to Sellers, be retained by the Escrow Agent in accordance with the Closing Escrow Agreement pending, and delivered to Sellers or Purchaser in accordance with, the resolution of any such claim by agreement of the parties or Bankruptcy Court order. Sellers and Purchaser shall timely deliver instructions pursuant to this Section 12.1(f) to the Escrow Agent in accordance with the Closing Escrow Agreement.

12.2 Indemnification by Purchaser. Effective upon the Closing Date, Purchaser shall indemnify and hold Sellers and their Affiliates, employees, agents, officers and directors harmless against any and all Liabilities arising out of Purchaser’s operation of the Business, ownership of the Purchased Assets and any failure to perform or discharge any Assumed Liabilities after the Closing Date.

Section 13. Termination of Agreement.

13.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing:

(a) by the mutual consent of Purchaser and Sellers;

(b) by either Purchaser or Sellers, upon written notice to the other, if the Bankruptcy Court has not entered the Sale Order on or before February 15, 2005;

(c) by either Purchaser or Sellers, upon 30 days written notice to the other, if the non-terminating party is in material breach of this Agreement and does not cure such breach within such 30 days, provided that the party seeking to terminate is not in material breach or default of this Agreement and the written notice describes the breach in reasonable detail;

(d) by either Purchaser or Sellers, upon written notice to the other, if the Closing shall have not occurred within 30 Business Days of the entry by the Bankruptcy Court of the Sale Order because any of the conditions set forth in Sections 10 or 11, respectively, shall have not been satisfied (or waived by Sellers or Purchaser, as applicable); provided, however, that this Section 13.1(d) shall not be applicable to the extent of any extension pursuant to Section 14.18;

(e) by Sellers, in the event the Sellers accept a competing bid that is a higher or otherwise better offer in accordance with the Procedures Order; provided, however, in accordance with the Procedures Order, this Agreement (as modified, if modified, by any bids submitted by Purchaser at or before the Auction) shall remain in force and effect as a back up bid to purchase the Purchased Assets for a period of sixty days following the entry of the Sale Order and the parties hereto shall consummate the transactions contemplated hereby in the event the parties fail to close under such approved competing bid or any other higher or otherwise better backup competing bid; provided further, however, that upon the Sellers’ acceptance of a competing bid and the consummation of the transactions contemplated by such Bankruptcy Court approved competing bid or higher or otherwise better backup competing bid, this Agreement shall be deemed terminated contemporaneously with such consummation.

Notwithstanding anything to the contrary in this Section 13.1, a party shall not have the right to terminate this Agreement if such party’s failure to fulfill any obligation under this Agreement has been the cause of such termination event.

13.2 Termination Procedures. If Purchaser wishes to terminate this Agreement pursuant to Section 13.1, Purchaser shall deliver to Sellers a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If Sellers wish to terminate this Agreement pursuant to Section 13.1, Seller shall deliver to Purchaser a written notice stating that Sellers are terminating this Agreement and setting forth a brief description of the basis on which Sellers are terminating this Agreement.

13.3 Effect of Termination. If this Agreement is terminated pursuant to Section 13.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

(a) if such termination results from a party’s breach of a representation, warranty or covenant hereunder, the non-breaching party shall have all remedies available to it under this Agreement and applicable law;

(b) the parties shall, in all events, remain bound by and continue to be subject to the provisions of Sections 14.1-14.4 and 14.16 of this Agreement and the Confidentiality Agreement (including, but not limited to, the provisions relating to non-solicitation of Sellers’ employees), all of which shall survive termination of this Agreement;

(c) Purchaser shall promptly cause to be returned to Sellers all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with Purchaser’s investigation of the Purchased Assets and the Business, including any copies made by Purchaser or any of Purchaser’s Representatives of any such documents or information; and

(d) unless otherwise provided for in the Procedures Order, within five Business Days of termination of this Agreement pursuant to Section 13.1, Purchaser shall be entitled to the return of the Deposit; provided, however, that Sellers shall be entitled to the Deposit if this Agreement is terminated pursuant to clause (c) or (d) of Section 13.1 as a result of a breach by Purchaser of its obligations hereunder. Return of the Deposit pursuant to this Section 13.3(d) shall be Purchaser’s sole remedy for Sellers’ failure to consummate the transactions contemplated by this Agreement.

Section 14. Miscellaneous Provisions.

14.1 Expenses. Other than as specifically provided in this Agreement, each party hereto shall pay all of its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

14.2 Publicity. No press release, publicity, disclosure or notice to any Person concerning any of the transactions contemplated by this Agreement shall be issued, given, made or otherwise disseminated by any party to this Agreement at any time (whether prior to, at or after the Closing) without the prior written approval of the other parties hereto. Notwithstanding the foregoing, Sellers and Purchaser, may disclose any information required to be disclosed in connection with obtaining the Sale Order to the Bankruptcy Court or any party in interest in the Chapter 11 Cases, or in order to comply with any other Legal Requirement.

14.3 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to conflicts or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction).

14.4 Jurisdiction. Each of the parties hereto agrees that any proceeding brought to enforce the rights or obligations of any party hereto under this Agreement or any Transaction Agreement shall be commenced and maintained in the Bankruptcy Court, and the Bankruptcy Court shall have exclusive jurisdiction over any such proceeding.

14.5 Time of the Essence. Time is of the essence for this Agreement.

14.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by facsimile, when transmitted and the appropriate facsimile confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, five Business Days after being deposited in the US mails, and (c) if given by courier or other means, when received or personally delivered, and addressed as follows (or at such other address as the intended recipient shall have specified in a written notice given to the other party hereto):

if to Purchaser:

Devcon Security Services Corp.

Attention: President

c/o Devcon International Corp.

1350 E. Newport Center Drive

Suite 201

Deerfield Beach, Florida 33443

Telephone: (954) 429-1500

Facsimile: (954) 429-1506

with a copy to:

Greenberg Traurig, P.A.

1221 Brickell Avenue

Miami, FL 33131

Attention: Robert L. Grossman, Esq.

Telephone: (305) 579-0676

Facsimile: (305) 579-0717

and

Greenberg Traurig, LLP

200 Park Avenue

New York, New York 10166

Attention: Richard Miller, Esq.

Telephone: (212) 801-9200

Facsimile: (212) 801-6400

if to any of the Sellers:

Adelphia Communications Corporation

Attention: General Counsel

5619 DTC Parkway

Greenwood Village, Colorado 80111

Telephone: (303) 268-6458

Facsimile: (303) 268-6485

with a copy to:

Holme Roberts & Owen LLP

Attention: Mashenka Lundberg, Esq.

1700 Lincoln St., Suite 4100

Denver, Colorado 80203

Telephone: (303) 861-7000

Facsimile: (303) 866-0200

14.7 Table of Contents and Headings. The table of contents of this Agreement and the headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

14.8 Assignment. Purchaser may not assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of Sellers; provided, however, Purchaser may designate an existing subsidiary or a newly formed entity to benefit from the provisions of this Agreement without releasing Purchaser from any obligations under this Agreement.

14.9 Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of Sellers) other than the parties hereto.

14.10 Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law, with any offending provision to be equitably remedied and enforceable giving effect to the purpose and intent of such provision.

14.11 Entire Agreement. This Agreement and the other Transaction Agreements set forth the entire understanding of Purchaser and Sellers and supersede all other agreements and understandings between those parties relating to the subject matter hereof and thereof.

14.12 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

14.13 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of Purchaser and Sellers.

14.14 Interpretation of Agreement.

(a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

(b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(d) References herein to “Sections” and “Exhibits” are intended to refer to Sections of and Exhibits to this Agreement.

14.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto.

14.16 Damages. Unless and until the entry of the Sale Order, Sellers shall not be liable for any damage claim pursuant to this Agreement or any Transaction Agreement.

14.17 Survival of Representations and Warranties. The parties’ representations and warranties contained herein shall survive the Closing until the day after the six month anniversary of the Closing Date.

14.18 Risk of Loss. The risk of loss or damage by fire, hurricane or other casualty or cause to the Purchased Assets shall be borne by Sellers until Closing Date. In the event such loss or damage occurs prior to the Closing Date and such loss or damage materially affects the Purchased Assets and shall not be restored, replaced or repaired by the Closing Date, Purchaser shall, at its option, either:

(a) Proceed with the Closing and receive a credit against the Purchase Price in the amount equal to the cost to perform such restorations, replacements or repairs as a result of such loss or damage;

(b) Proceed with the Closing and have Sellers assign all claims to insurance proceeds or other rights of Sellers against third parties arising from such any such loss or damage; provided, however that if such insurance proceeds are or will not be sufficient in Purchaser’s reasonable judgment to cover the entire loss or damage, then Purchaser shall receive a credit against the Purchase Price for the difference at Closing; or

(c) Defer the Closing Date until such restorations, replacements or repairs are made by Sellers (provided that no such deferral shall affect the rights of the parties hereto to terminate this Agreement pursuant to the provisions of Section 13 hereof and this Section 14.18); provided however, if Purchaser defers the Closing Date and (i) if within thirty days after the date which would have been the Closing Date if no loss or damage had occurred, Sellers have not commenced, or made arrangements for, restoration, replacement or repair, or (ii) if, sixty days after the event of such loss or damage, such restoration, replacement or repair is not completed, Purchaser may, at its sole option, terminate this Agreement by written notice to Sellers, whereupon no party to this Agreement shall have any liability to any other party to this Agreement, and this Agreement in its entirety, except for the provisions of this Section 14.18 and of Sections 14.1-14.4 and 14.16 hereof (which shall survive such termination), shall be deemed null, void and of no further force and effect.

14.19 Bankruptcy Court Approval. Sellers’ obligations under this Agreement are subject to entry of the Sale Order and Bankruptcy Court approval of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

This Agreement has been duly executed and delivered by Purchaser, Sellers and Adelphia as of the date set forth above.

PURCHASER:

DEVCON SECURITY SERVICES CORP.,
a Florida corporation

By:	/s/ Stephen J. Ruzika
Stephen J. Ruzika
President

SELLERS:

Starpoint, Limited Partnership, a Pennsylvania limited partnership

By:	West Boca Acquisition Limited Partnership, its General Partner

By:	Adelphia Cable Partners, L.P., its General Partner

By:	Olympus Cable Holdings, LLC, its General Partner

By:	Olympus Subsidiary, LLC, its Sole Member

By:	Olympus Communications, L.P., its Sole Member

By:	ACC Operations, Inc., its Managing General Partner

By:	/s/ Vanessa A. Wittman
Vanessa A. Wittman
Executive Vice President and Chief
Financial Officer

[Signature page to Asset Purchase Agreement]

Cable Sentry Corporation, a Florida corporation

By:	/s/ Vanessa A. Wittman
Vanessa A. Wittman
Executive Vice President and Chief
Financial Officer

Coral Security, Inc., a Florida corporation

By:	/s/ Vanessa A. Wittman
Vanessa A. Wittman
Executive Vice President and Chief
Financial Officer

Westview Security, Inc., a Florida corporation

By:	/s/ Vanessa A. Wittman
Vanessa A. Wittman
Executive Vice President and Chief
Financial Officer

Adelphia Communications Corporation, a Delaware corporation

By:	/s/ Vanessa A. Wittman
Vanessa A. Wittman
Executive Vice President and Chief
Financial Officer

[Signature page to Asset Purchase Agreement]

EXHIBIT A

Form of Assignment, Sale and Assumption Agreement

A-1

EXHIBIT B

Form of Bill of Sale

B-1

EXHIBIT C

Form of Procedures Order

C-1

EXHIBIT D

Form of Sale Order

D-1

EXHIBIT E

Form of License Agreement

E-1

EXHIBIT F

Form of Closing Escrow Agreement

F-1

EXHIBIT G

[Reserved]

G-1

EXHIBIT H

Form of New York Lease

H-1

EXHIBIT I

Form of Florida Lease

I-1

EXHIBIT J

Form of Vehicle Lease Agreement

J-1